SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                        Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒    Preliminary Proxy Statement

☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material Pursuant to § 240.14a-12

Cytokinetics, Incorporated

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply)

☒    No fee required

☐    Fee paid previously with preliminary materials

☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Notice of Annual Meeting of Stockholders

To Be Held May 10, 2023

To the Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Cytokinetics, Incorporated, a Delaware corporation (the “Company”), will be held on Wednesday, May 10, 2023, at 10:00 a.m. local time at our headquarters, 350 Oyster Point Blvd., South San Francisco, CA 94080, for the following purposes:

1	To elect the Board of Directors’ nominees, Edward M. Kaye, M.D., Wendell Wierenga, Ph.D., and Nancy J. Wysenski, as Class I Directors, each to serve for a three-year term and until their successors are duly elected and qualified;
2	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to permit the exculpation of the Company’s directors;
3	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to permit the exculpation of senior officers of the Company;
4	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;
5	To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the Proxy Statement accompanying this notice;
6	To determine, on an advisory basis, the frequency with which the stockholders of the Company wish to have an advisory vote on the compensation of the named executive officers; and
7	To transact such other business as may properly be brought before the meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

Only stockholders of record at the close of business on March 21, 2023 are entitled to notice of and to vote at the meeting or any adjournment thereof.

By Order of the Board of Directors
/s/ John O. Faurescu
John O. Faurescu, Esq.
Associate General Counsel & Corporate Secretary

South San Francisco, California
April 7, 2023

Whether or not you expect to attend the meeting, please vote by proxy over the telephone or through the internet, or by completing, dating, signing and returning the enclosed proxy as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held through a broker, bank or other agents and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON WEDNESDAY, MAY 10, 2023, AT 10:00 A.M. LOCAL TIME AT 350 OYSTER POINT BLVD., SOUTH SAN FRANCISCO, CA 94080

The Proxy Statement and annual report to stockholders are available at www.proxyvote.com.

Information Concerning Solicitation and Voting	2
General	2
Record Date and Share Ownership	2
Revocability of Proxies	2
Voting	2
Cost of Proxy Solicitation	2
Voting in Person or by Proxy Card	3
Voting via the Internet or by Telephone	3
Quorum; Abstentions; Broker Non-Votes	3
Deadline for Receipt of Stockholder Proposals	4
Results of the Voting at the Annual Meeting	5
Proposal One: Election of Three Class I Directors	6
Nominees	6
Vote Required	6
Proposal Two: Approval of an Amendment to the Company’s Amended and Restated Certificate of Incorporation to Permit Director Exculpation	7
Background	7
Reasons for the Amendment	7
Vote Required	8
Consequences of Vote	8
Proposal Three: Approval of an Amendment to the Company’s Amended and Restated Certificate of Incorporation to Permit the Exculpation of the Senior Officers of The Company	9
Background	9
Reasons for the Amendment	9
Vote Required	10
Consequences of Vote	10
Proposal Four: Ratification of Selection of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2023	11
Independent Registered Public Accounting Firm Services and Fees	11
Pre-Approval Policies and Procedures	12
Vote Required	12
Proposal Five: Advisory Proposal on Executive Compensation	13
Vote Required	13
Proposal Six: Advisory Vote on Frequency of "Say On Pay" Proposal	14
Vote Required	14

Indemnification of Directors and Officers	58
Householding of Proxy Materials	59
Other Matters	59

Information Incorporated by Reference from this Proxy Statement into our Annual Report on Form 10-K:

Certain information included in this Proxy Statement is incorporated by reference from this Proxy Statement into Part III of our Annual Report on Form 10-K for our fiscal year ended December 31, 2022, filed with the Securities and Exchange Commission on March 1, 2023.

350 Oyster Point Blvd. South San Francisco, California 94080

Proxy Statement for the 2023
Annual Meeting of Stockholders

May 10, 2023

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on Wednesday, May 10, 2023 at 10:00 a.m. local time at 350 Oyster Point Blvd., South San Francisco, CA 94080

The Proxy Statement and annual report to stockholders are available at proxydocs.com/CYTK.

We intend to mail these proxy materials on or about April 7, 2023 to all stockholders of record entitled to vote at the 2023 annual meeting.

MEETING DETAILS
Time and Date May 10, 2023 at 10:00 a.m. Local Time	Location The Annual Meeting will be held at our headquarters, 350 Oyster Point Blvd., South San Francisco, CA 94080.	Record Date Common stockholders of record at the close of business on March 21, 2023 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

MEETING AGENDA

PROPOSAL NUMBER	PROPOSAL	VOTE REQUIRED FOR APPROVAL
1	To elect the Board of Directors’ nominees, Edward M. Kaye, M.D., Wendell Wierenga, Ph.D., and Nancy J. Wysenski, as Class I Directors, each to serve for a three-year term and until their successors are duly elected and qualified.	The three nominees receiving the most “For” votes will be elected; withheld votes will have no effect.
2	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to permit the exculpation of the Company’s directors.	“For” votes from the holders of a majority of the shares of Common Stock outstanding as of the Record Date.
3	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to permit the exculpation of senior officers of the Company.	“For” votes from the holders of a majority of the shares of Common Stock outstanding as of the Record Date.
4	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter.
5	To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement.	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter.
6	To approve, on an advisory basis, that the frequency with which the stockholders of the Company wish to have an advisory vote on the compensation of the Company’s named executive officers is every year.	“For” votes from the holders of a plurality of shares present in person or represented by proxy and entitled to vote on the matter.

Cytokinetics, Inc.	1	2023 Proxy Statement

Information Concerning Solicitation
and Voting

General

The Board of Directors of Cytokinetics, Incorporated (the “Company”, “we”, “us”, or “our”) is soliciting proxies for use at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at our headquarters, 350 Oyster Point Blvd., South San Francisco, CA 94080, on Wednesday, May 10, 2023, at 10:00 a.m. local time for the purposes set forth herein. Our principal executive offices are located at the address listed at the top of the page and the telephone number is (650) 624-3000.

The Company’s Annual Report on Form 10-K, containing financial statements for the fiscal year ended December 31, 2022 (the “Annual Report”), are being provided together with these proxy solicitation materials to all stockholders entitled to vote at the Annual Meeting. This proxy statement (this “Proxy Statement”), the accompanying proxy card and the Company’s Annual Report will first be mailed on or about April 7, 2023 to all stockholders entitled to vote at the Annual Meeting.

WE WILL PROVIDE WITHOUT CHARGE TO ANY STOCKHOLDER SOLICITED BY THESE PROXY SOLICITATION MATERIALS A COPY OF OUR ANNUAL REPORT, TOGETHER WITH THE FINANCIAL STATEMENTS REQUIRED TO BE FILED WITH THE ANNUAL REPORT, UPON REQUEST OF THE STOCKHOLDER MADE IN WRITING TO CYTOKINETICS, INCORPORATED, 350 OYSTER POINT BLVD., SOUTH SAN FRANCISCO, CALIFORNIA, 94080, ATTN: INVESTOR RELATIONS, ANNUAL STOCKHOLDER MEETING.

Record Date and Share Ownership

Common stockholders of record at the close of business on March 21, 2023 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. We have one class of common shares issued and outstanding, designated as common stock, $0.001 par value per share (the “Common Stock”). As of the Record Date, 163,000,000 shares of Common Stock were authorized and 95,588,756 shares were outstanding, and 10,000,000 shares of Preferred Stock were authorized and none were outstanding.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by: (i) issuing a later proxy pursuant to the instructions herein (including by telephone or internet), (ii) delivering to us at our principal executive offices a written notice of revocation to the attention of the Secretary before the Annual Meeting or (iii) attending the Annual Meeting and voting in person.

Voting

On all matters, each share of Common Stock has one vote.

Cost of Proxy Solicitation

We will pay for the entire cost of soliciting any proxies by the Company, unless otherwise stated herein. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the routine cost of forwarding proxy materials to beneficial owners.

Cytokinetics, Inc.	2	2023 Proxy Statement

Voting in Person or by Proxy Card

If you are a stockholder of record as of the Record Date, you may vote in person at the Annual Meeting or vote by proxy using the proxy card. Whether you plan to attend the Annual Meeting or not, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy. To vote in person stockholders of record as of the Record Date may come to the Annual Meeting and we will give you a ballot when you arrive. To vote using the proxy card, simply complete, sign and date the proxy card (that you may request or that we may elect to deliver later) and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Voting via the Internet or by Telephone

Stockholders of record as of the Record Date may also vote their shares by proxy by means of the telephone or on the internet. The laws of the State of Delaware, under which we are incorporated, specifically permit electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the Inspector of Elections (the “Inspector”) can determine that such proxy was authorized by the stockholder.

The telephone and internet voting procedures below are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders granting a proxy to vote via the internet should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, which must be borne by the stockholder.

For Shares Registered in Your Name

Stockholders of record as of the close of business on the Record Date may go to www.proxyvote.com to vote by proxy their shares by means of the internet. They will be required to provide our number and the control number contained on your proxy card. The stockholder will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen and the stockholder will be prompted to submit or revise them as desired. Any stockholder may also grant a proxy to vote shares by telephone by calling 1-800-690-6903 and following the recorded instructions.

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose stock is held in street name receive instructions for granting proxies from their banks, brokers or other agents, rather than our proxy card.

A number of brokers and banks are participating in a program provided through Broadridge Financial Solutions that offers the means to grant proxies to vote shares via telephone and the internet. If your shares are held in an account with a broker or bank participating in the Broadridge Financial Solutions program, you may grant a proxy to vote those shares telephonically by calling the telephone number shown on the instruction form received from your broker or bank, or via the internet at Broadridge Financial Solutions’ website at proxyvote.com. If you are unable to vote by proxy, please contact your broker or bank for instructions on how to vote.

General Information for All Shares Voted via the Internet or by Telephone

Votes submitted via the internet or by telephone must be received by 11:59 p.m. Eastern Time on May 9, 2023. Submitting your proxy via the internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

Quorum; Abstentions; Broker Non-Votes

Votes cast by proxy or in person at the Annual Meeting (“Votes Cast”) will be tabulated by the Inspector. The Inspector will also determine whether a quorum is present. For the election of directors, Proposal 1, the three directors receiving the most “FOR” votes will be elected; “WITHHELD” and broker non-votes will have no effect. With respect to Proposals 2 and 3, such proposals will be approved if a majority of the shares outstanding vote “FOR” the proposal; votes to “ABSTAIN” and broker non-votes will have the same effect as votes “AGAINST.” With respect to Proposals 4, and 5, such proposals will be approved if a majority of the shares present and entitled to vote at the meeting vote “FOR” the proposal; votes to “ABSTAIN” will have the same effect as votes “AGAINST,” and broker non-votes will have no effect. With respect to Proposal 6, such frequency receiving the most votes “FOR”

Cytokinetics, Inc.	3	2023 Proxy Statement

will be deemed the preferred frequency; votes to “ABSTAIN” and broker non-votes will have no effect. Pursuant to our bylaws, a quorum will be present if stockholders holding at least a majority of shares entitled to vote are present in person or represented by proxy at the meeting. Under our bylaws, if a quorum is not present or represented at the meeting, then either (i) the chairperson of the meeting, or (ii) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

The Inspector will treat shares that are voted “WITHHELD” or “ABSTAIN” as being present and entitled to vote for purposes of determining the presence of a quorum. When proxies are properly dated, executed and returned, or if instructions are properly carried out for internet or telephone voting, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the stockholder’s instructions. If no specific instructions are given, the shares will be voted (i) “FOR” the election of the nominees for directors set forth herein; (ii) “FOR” the amendment to the Company’s Amended and Restated Certificate of Incorporation to permit the exculpation of the Company’s directors; (iii) “FOR” the amendment to the Company’s Amended and Restated Certificate of Incorporation to permit the exculpation of the senior officers of the Company; (iv) “FOR” the ratification of Ernst & Young LLP as independent registered public auditors for the year ended December 31, 2023; (v) “FOR” approval, on an advisory basis, of the compensation of the named executive officers; and (vi) “FOR” approval, on an advisory basis, that the frequency with which the stockholders of the Company wish to have an advisory vote on the compensation of the Company’s named executive officers is every one year; and upon such other business as may properly come before the Annual Meeting or any adjournment thereof, at the discretion of the proxy holder.

If a broker or bank indicates on the proxy or its substitute that such broker or bank does not have discretionary authority as to certain shares to vote on a particular matter (“broker non-votes”), then those shares will be considered as present with respect to establishing a quorum for the transaction of business. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker or bank may vote shares held in street name in the absence of your voting instructions. Non-discretionary items are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and executive compensation, including the advisory stockholder votes on executive compensation, and on the frequency of stockholder votes on executive compensation. On non-discretionary items for which you do not give your broker or bank instructions, the shares will be treated as broker non-votes. Accordingly, your broker, bank or agent may not vote your shares on Proposals One, Two, Three, Five or Six without your instructions, but may vote your shares on Proposal Four. We believe that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

Abstentions and broker non-votes will be counted towards the quorum requirement.

Deadline for Receipt of Stockholder Proposals

To be considered for inclusion in next year’s proxy materials, your proposal (including a director nomination) must be submitted in writing by the date falling not less than one hundred twenty (120) calendar days before April 7, 2024, which is the one-year anniversary of the date on which we first mailed our proxy statement to stockholders in connection with our 2023 annual meeting of stockholders, to Cytokinetics, Incorporated, 350 Oyster Point Blvd., South San Francisco, California 94080, Attention: Corporate Secretary, provided, however, that if our 2024 annual meeting of stockholders is held before April 10, 2024 or after June 9, 2024, then the deadline will be a reasonable time prior to the time that we make our proxy materials available to our stockholders, either online or in printed form.

If you wish to submit a proposal at the 2024 annual meeting of stockholders that is not to be included in next year’s proxy materials, you must notify us by the date falling not less than one hundred twenty (120) calendar days before April 7, 2024, which is the one-year anniversary of the date on which we first mailed our proxy statement to stockholders in connection with our 2023 annual meeting of stockholders, provided, however, that if our 2024 annual meeting of stockholders is held before April 10, 2024 or after June 9, 2024, you must submit your notice not later than the close of business on the later of one hundred twenty (120) calendar days in advance of the 2024 annual meeting and ten calendar days following the date on which public announcement of the date of the meeting is first made.

In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no

Cytokinetics, Inc.	4	2023 Proxy Statement

later than March 11, 2024; provided, however, that, in the event that the annual meeting is held before April 10, 2024, or after June 9, 2024, for your notice to be timely, it must be so received by our Corporate Secretary not earlier than the close of business on the date the later of sixty (60) days prior to such annual meeting and the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by us.

Please refer to our bylaws and Rule 14a-19 under the Exchange Act for additional information and requirements regarding stockholder proposals and director nominations. We will not consider any proposal or nomination that is not timely or otherwise does not meet our bylaws and the SEC’s requirements for submitting a proposal or nomination, as applicable. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and any other applicable requirements.

Results of the Voting at the Annual Meeting

Preliminary voting results will be announced at the Annual Meeting. Results will be published in a current report on Form 8-K that we expect to file within four business days after the date of the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we will file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Cytokinetics, Inc.	5	2023 Proxy Statement

PROPOSAL ONE

Election Of Three Class I Directors

Nominees

Our Board of Directors currently has ten members. We have a classified Board of Directors, which is divided into three classes of directors whose terms expire at different times. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified, or, if sooner, until the director’s death, resignation or removal.

There are three directors in Class I, all of whose terms of office expire at the time of the Annual Meeting. Each of the nominees listed below is currently a director of the Company who was previously elected by the stockholders, except for Nancy J. Wysenski, who was first appointed by the Board of Directors on November 20, 2020 to fill a vacancy created by an increase in the number of directors. Ms. Wysenski was recommended to our Board of Directors for election by our CEO. If elected at the Annual Meeting, each of these nominees would serve for a three-year term ending upon the earlier of: (1) such nominee’s successor being elected and qualified at the Company’s 2026 annual meeting of stockholders or upon the adjournment of such meeting if there is no successor as a result of a decrease in the number of authorized directors, and (2) such nominee’s death, resignation or removal prior to the Company’s 2026 annual meeting of stockholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them for our three nominees listed below.

The nominees have consented to be named as nominees in the Proxy Statement and to continue to serve as directors if elected. If any nominee becomes unable or declines to serve as a director, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by the Board of Directors, if such a substitute nominee is designated by the Board of Directors.

The nominees for the Class I directors are: Edward M. Kaye, M.D., Wendell Wierenga, Ph.D., and Nancy J. Wysenski. Biographical information for each director can be found below in the Board of Directors section. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he or she is or was to be selected as a director or officer of the Company.

Vote Required

Directors will be elected by a plurality vote of the shares of Common Stock present or represented and entitled to vote on this matter at the Annual Meeting. Accordingly, the three candidates receiving the highest number of affirmative votes of shares represented and voting on this Proposal One at the Annual Meeting will be elected directors of the Company. Votes withheld from a nominee and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. This is an uncontested election of directors because the number of nominees for director does not exceed the number of directors to be elected. Pursuant to our director resignation policy, if any nominee for director in this election receives a greater number of votes “WITHHELD” from such nominee than votes “FOR”, the nominee for director must tender his or her resignation for consideration by the Nominating and Governance Committee of the Board of Directors (the “Nominating and Governance Committee”). The Nominating and Governance Committee shall consider all relevant facts and circumstances and recommend to our Board of Directors the action to be taken with respect to such offer of resignation. The Board of Directors will then act on the Nominating and Governance Committee’s recommendation. Promptly following the Board of Directors’ decision, we will disclose that decision and an explanation of such decision in a filing with the United States Securities and Exchange Commission (the “SEC”) and a press release.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE CLASS I NOMINEES LISTED ABOVE.

Cytokinetics, Inc.	6	2023 Proxy Statement

PROPOSAL TWO

Approval of an Amendment to the
Company’s Amended and Restated
Certificate of Incorporation to Permit
Director Exculpation

We are asking our stockholders to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) by adding under a new Article XI to the Charter the following text to permit the exculpation of the Company’s directors (the “Director Exculpation Amendment”), consistent with current Delaware law:

“Section 1. To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director, except to the extent such an exemption from liability or limitation thereof is not permitted under the DGCL as it now exists or may hereafter be amended. Any amendment, repeal or modification of this Section 1 shall be prospective only and shall not affect any limitation on liability or alleged liability of a director for acts or omissions occurring prior to the date of such amendment, repeal or modification.”

The Board of Directors has unanimously approved the Director Exculpation Amendment, declared it advisable and directed that it be proposed for consideration by our stockholders at the Annual Meeting.

Background

Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) has long-authorized Delaware corporations to include an exculpation provision in their charters eliminating or limiting the personal liability of directors for monetary damages arising out of certain breaches of their fiduciary duties. Section 102(b)(7) does not permit exculpation with respect to: (i) breaches of the duty of loyalty; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; or (iii) any transactions in which a director derived an improper personal benefit. Section 102(b)(7) also does not permit exculpation for directors in connection with the payment of unlawful dividends, stock repurchases or redemptions under Section 174 of the DGCL.

Currently, the Company’s Charter does not include a director exculpation provision. To keep our Charter aligned with Section 102(b)(7) and the practices of our peers, we are proposing to update our Charter to include the Director Exculpation Amendment. If the Director Exculpation Amendment is approved by our stockholders, directors will be exculpated from monetary liability from certain fiduciary duty breaches, solely to the extent permitted by Section 102(b)(7) of the DGCL.

Reasons for the Amendment

The Board of Directors believes the exculpation provision will strengthen the ability of the Company’s directors to make value-enhancing decisions with more certainty, unconstrained by concerns about exposure to personal liability. Without exculpation, the ability of directors of the Company to exercise their independent business judgment is burdened by the growing frequency of investigations, claims, actions, suits or proceedings and the substantial costs associated with defending against them, regardless of their merit or their lack thereof.

Director exculpation provisions are common among Delaware public corporations, and a majority of the Company’s peers include such a provision in their charters. Because the Company operates in a competitive industry, the Board of Directors believes that director exculpation would enhance the Company’s ability to quickly take advantage of strategic opportunities. An exculpation provision would strengthen our directors’ ability to efficiently respond to time-sensitive challenges and opportunities in furtherance

Cytokinetics, Inc.	7	2023 Proxy Statement

of our stockholders’ interests. Further, our directors’ decision-making abilities would be balanced by the limitations of the exculpation provision, which would not protect directors from liability for (i) breaches of the duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) any transactions in which a director derived an improper personal benefit or (iv) the payment of unlawful dividends, stock repurchases or reductions.

For these reasons, the Board of Directors unanimously believes this Proposal Two to approve the Director Exculpation Amendment, which would update the Charter to align with Delaware law, is in the best interests of the Company and our stockholders.

If stockholders approve this Proposal Two, the Director Exculpation Amendment will become effective upon the filing of a certificate of amendment with the Delaware Secretary of State setting forth the Director Exculpation Amendment, which we anticipate doing as soon as practicable following stockholder approval. The Director Exculpation Amendment is separate and operates independently from the Officer Exculpation Amendment discussed below in Proposal Three. Thus, if stockholders approve this Proposal Two, but not the Officer Exculpation Amendment discussed in Proposal Three, a certificate of amendment that includes only the Director Exculpation Amendment will be filed with the Delaware Secretary of State. In accordance with the DGCL, however, the Company’s Board may elect to abandon the Director Exculpation Amendment without further action by the stockholders at any time prior to the effectiveness of the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, notwithstanding stockholder approval of the Director Exculpation Amendment.

If both the Director Exculpation Amendment and the Officer Exculpation Amendment are approved and are included in the certificate of amendment, the Director Exculpation Amendment will be designated as Section 1 of the Article XI and the Officer Exculpation Amendment will be designated as Section 2 of the Article XI.

Vote Required

The approval of this Proposal Two requires the affirmative vote of a majority of the shares of Common Stock outstanding as of the Record Date. Abstentions and broker non-votes will have the same effect as negative votes.

Consequences of Vote

This Proposal Two is separate from, and not contingent upon, the approval of Proposal Three. As a result, if this Proposal Two is approved, but Proposal Three is not approved, we will proceed with amending the Charter to reflect only the Director Exculpation Amendment. If both Proposals Two and Three are approved, we will proceed with amending the Charter to reflect both the Director Exculpation Amendment and the Officer Exculpation Amendment.

THE BOARD OF DIRECTORS RECOMMEND THAT STOCKHOLDERS VOTE FOR THIS PROPOSAL TWO TO APPROVE AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO PERMIT DIRECTOR EXCULPATION.

Cytokinetics, Inc.	8	2023 Proxy Statement

PROPOSAL THREE

Approval of an Amendment to the
Company’s Amended and Restated
Certificate of Incorporation to Permit
the Exculpation of the Senior Officers
of the Company

We are asking our stockholders to approve an amendment to the Company’s Charter by adding under a new Article XI to the Charter the following text to permit the exculpation of senior officers of the Company (the “Officer Exculpation Amendment”), consistent with current Delaware law.

“To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, an officer of the corporation shall not be liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such an officer as an officer, except to the extent such an exemption from liability or limitation thereof is not permitted under the DGCL as it now exists or may hereafter be amended. Any amendment, repeal or modification of this Section 2 shall be prospective only and shall not affect any limitation on liability or alleged liability of an officer for acts or omissions occurring prior to the date of such amendment, repeal or modification.”

The Board of Directors has unanimously approved the Officer Exculpation Amendment, declared it advisable and directed that it be proposed for consideration by our stockholders at the Annual Meeting.

Background

In addition to permitting director exculpation provisions (as discussed in Proposal Two above), the Delaware legislature recently amended Section 102(b)(7) the DGCL to allow Delaware corporations to include an exculpation provision in their charters limiting or eliminating the personal liability of certain senior officers for monetary damages arising out of certain fiduciary duty breaches. Like with directors, amended Section 102(b)(7) does not permit exculpation of senior officers with respect to: (i) breaches of the duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; or (iii) any transactions in which an officer derived an improper personal benefit. Section 102(b)(7) also does not permit exculpation of an officer in any action by or in the right of the corporation, such as derivative actions.

Currently, the Company’s Charter does not include an officer exculpation provision. To keep our Charter aligned with the amended Section 102(b)(7), we are proposing to update our Charter to include the Officer Exculpation Amendment. If the Officer Exculpation Amendment is approved by our stockholders, certain senior officers will be exculpated from monetary liability from certain fiduciary duty breaches, solely to the extent permitted by Section 102(b)(7) of the DGCL.

Reasons for the Amendment

Like with director exculpation, the Board of Directors believes that officer exculpation will enhance the ability of the Company’s senior officers to make value-enhancing decisions. Our senior officers are often called upon to make time-sensitive decisions which, in the current litigious environment, carry with them a risk of claims, actions, suits or proceedings that will require a significant investment of the Company’s time and resources to address, regardless of the merit of the claims. An exculpation provision for senior officers will allow senior officers to more freely exercise their independent business judgment to advance the goals of the Company and maximize the Company’s value. Further, like with directors, our senior officers would not be protected

Cytokinetics, Inc.	9	2023 Proxy Statement

from liability under our Officer Exculpation Amendment for (i) breaches of the duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or (iii) any transactions in which an officer derived an improper personal benefit and will also not be protected from liability for actions by or in the right of the Company.

Additionally, as highlighted in Proposal Two, we operate in a competitive industry. As most of our peers already permit director exculpation, we expect many of them to also adopt provisions exculpating their senior officers now that Delaware law permits such exculpation. If our peers adopt such exculpation provisions and we do not, our ability to attract and retain highly qualified officer candidates in this competitive marketplace may be adversely impacted. Thus, adopting the Officer Exculpation Amendment, which may enhance the Company’s ability to retain and attract the most capable persons as our senior officers, is in the best interests of the Company and our stockholders.

For these reasons, the Board of Directors unanimously believes this Proposal Three to approve the Officer Exculpation Amendment, which would update the Charter to align with Delaware law, is in the best interests of the Company and our stockholders. If stockholders approve this Proposal Three, the Officer Exculpation Amendment will become effective upon the filing of a certificate of amendment with the Delaware Secretary of State, which we anticipate doing as soon as practicable following stockholder approval. The Officer Exculpation Amendment is separate and operates independently from the Director Exculpation Amendment discussed above in Proposal Two. Thus, if stockholders approve this Proposal Three, but not the Director Exculpation Amendment discussed in Proposal Two, a certificate of amendment reflecting only the Officer Exculpation Amendment will be filed with the Delaware Secretary of State. In accordance with the DGCL, however, the Company’s Board may elect to abandon the Officer Exculpation Amendment without further action by the stockholders at any time prior to the effectiveness of the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, notwithstanding stockholder approval of the Officer Exculpation Amendment.

If both the Director Exculpation Amendment and the Officer Exculpation Amendment are approved and are included in the certificate of amendment, the Director Exculpation Amendment will be designated as Section 1 of the Article XI and the Officer Exculpation Amendment will be designated as Section 2 of the Article XI.

Vote Required

The approval of this Proposal Three requires the affirmative vote of a majority of the shares of Common Stock outstanding as of the Record Date. Abstentions and broker non-votes will have the same effect as negative votes.

Consequences of Vote

This Proposal Three is separate from, and not contingent upon, the approval of Proposal Two. As a result, if this Proposal Three is approved, but Proposal Two is not approved, we will proceed with amending the Charter to reflect only the Officer Exculpation Amendment. If both Proposals Two and Three are approved, we will proceed with amending the Charter to reflect both the Officer Exculpation Amendment and the Director Exculpation Amendment.

THE BOARD OF DIRECTORS RECOMMEND THAT STOCKHOLDERS VOTE FOR THIS PROPOSAL THREE TO APPROVE AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO PERMIT THE EXCULPATION OF THE SENIOR OFFICERS OF THE COMPANY.

Cytokinetics, Inc.	10	2023 Proxy Statement

PROPOSAL FOUR

Ratification of the Selection of
Ernst & Young LLP as our Independent
Registered Public Accounting
Firm for the Fiscal Year Ending
December 31, 2023

The Audit Committee of the Board of Directors (the “Audit Committee”) has selected Ernst & Young LLP (“EY”), as our independent registered public accounting firm for the fiscal year ending December 31, 2023 and recommends that the stockholders vote for ratification of such selection. Although action by stockholders is not required by law, the Board of Directors has determined that it is desirable to request ratification of this selection by the stockholders. Notwithstanding the selection or ratification, the Audit Committee, in its discretion, may direct the selection of a new independent registered public accounting firm at any time during the year, if the Audit Committee determines that such a change would be in our best interest.

We expect a representative of EY will be present at the Annual Meeting, will be afforded the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions. EY has served as our independent registered public accounting firm since March 21, 2018.

Independent Registered Public Accounting Firm Services and Fees

Current Principal Accountant Fees and Services

The following table summarizes EY fees incurred for 2022 and 2021.

	Years Ended December 31,
	2022	2021
Audit Fees	$1,818,650	$1,523,000
Audit-Related Fees	—	—
Tax Fees	140,000	58,515
All Other Fees	—	—
Total Fees	$1,958,650	$1,581,515

Audit fees include fees for audit services primarily related to the integrated audit of our annual consolidated financial statements and our internal control over financial reporting as required by Section 404(b) of the Sarbanes-Oxley Act of 2002; the review of our quarterly and annual consolidated financial statements; comfort letters, consents and assistance with and review of documents relating to our securities offerings and other accounting and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the Public Company Accounting Oversight Board (“PCAOB”). Tax fees include fees for R&D tax study work and tax compliance on employee tax matters. The Audit Committee pre-approved all services provided by EY and determined that the provision of services was compatible with maintaining auditor independence.

Cytokinetics, Inc.	11	2023 Proxy Statement

Pre-Approval Policies and Procedures

The Audit Committee has a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, EY. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

Vote Required

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the selection of EY as our independent registered public accounting firm. Abstentions will be counted toward the tabulation of Votes Cast on proposals presented to the stockholders and will have the same effect as a vote against this Proposal Four. Brokers generally have discretionary authority to vote on the ratification of our independent accounting firm; thus, we do not expect any broker non-votes on this Proposal Four.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.

Cytokinetics, Inc.	12	2023 Proxy Statement

PROPOSAL FIVE

Advisory Proposal on Executive
Compensation

The Compensation and Talent Committee of the Board of Directors (the “Compensation and Talent Committee”) has adopted a policy that we solicit a non-binding advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay vote,” every year. In accordance with that policy, this year, we are again asking the stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.

This vote is not intended to address any specific item of compensation, but rather the overall 2022 compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this Proxy Statement. As discussed in those disclosures, we believe that our compensation policies and decisions provide competitive and internally-equitable compensation and benefits that reflect Company performance, job complexity and strategic value of the position while seeking to ensure individual long-term retention and motivation and alignment with the long-term interests of our stockholders. We believe the compensation program for our executives has helped us retain a team capable of managing and enabling us to advance our research and development programs and our other corporate objectives.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the related compensation tables and the narrative disclosure to those tables in the Proxy Statement.”

Vote Required

Adoption of this resolution will require the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will be counted toward the tabulation of Votes Cast on the proposal and will have the same effect as votes against this Proposal Five. Broker non-votes will have no effect.

The results of this advisory vote are not binding upon us. However, the Compensation and Talent Committee values the opinions expressed by stockholders in their vote and will consider the outcome of the vote in deciding whether any actions are necessary to address concerns raised by the vote and when making future compensation decisions for named executive officers. The next scheduled “say on pay” vote will be at our 2024 annual meeting of stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ADVISORY PROPOSAL ON EXECUTIVE COMPENSATION.

Cytokinetics, Inc.	13	2023 Proxy Statement

PROPOSAL SIX

Advisory Vote on Frequency of “Say on Pay” Proposal

Consistent with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Board of Directors is providing the Company’s stockholders with the opportunity to cast an advisory vote on how often the Company should submit a “say on pay” proposal, as provided for in Proposal Five, to stockholders. Currently, consistent with the preference expressed by stockholders at the 2017 annual meeting of Stockholders, the policy of the Board of Directors is to solicit a “say on pay” advisory vote annually. Accordingly, we are again providing stockholders with the following choices: the choice of whether the “say on pay” advisory vote should be submitted to the stockholders annually, every two years, or every three years, or the choice to abstain from voting.

The Board of Directors believes that the “say on pay” advisory vote should continue to be submitted to the stockholders annually, and therefore the Board of Directors recommends that you vote for a one-year interval for the advisory vote on executive compensation, for the following reasons:

•	An annual approach provides regular input by stockholders.
•	Our stockholders have historically chosen that we submit a “say on pay” advisory vote every year, and the input has provided useful guidance to our Compensation and Talent Committee.

We understand that our stockholders may have different views as to what is the best approach for the Board of Directors, and we look forward to hearing from our stockholders on this Proposal Six.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the stockholders of the Company determine, on an advisory basis, that the frequency with which the stockholders of the Company wish to have an advisory vote on the compensation of the Company’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the related compensation tables and the narrative disclosure to those tables in the Proxy Statement) is:

Choice 1 — every three years;

Choice 2 — every two years;

Choice 3 — every one year; or

Choice 4 — abstain from voting.”

Abstentions will not be counted as either votes cast for or against this Proposal Six.

Vote Required

Stockholders are not voting to approve or disapprove the Board of Directors’ recommendation. Stockholders may choose among the four choices included in the resolution above. While this is an advisory vote and, therefore, non-binding, the Board of Directors will deem the choice receiving the most votes as being the preference of our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU SELECT “EVERY ONE YEAR” AS THE FREQUENCY WITH WHICH THE COMPANY SHOULD PROVIDE ITS STOCKHOLDERS WITH THE OPPORTUNITY TO CAST A “SAY ON PAY” ADVISORY VOTE.
Cytokinetics, Inc.	14	2023 Proxy Statement

Security Ownership of Certain
Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of Common Stock as of February 28, 2023 by:

•	all those known by us at such time to be the beneficial owner of more than 5% of our voting securities;
•	each director and nominee for director at such time;
•	each of the named executive officers named in the Executive Summary Compensation Table; and
•	all such executive officers, directors and nominees for director of the Company at such time as a group.

The number and percentage of shares beneficially owned are based on the aggregate of 95,161,391 shares of Common Stock outstanding as of February 28, 2023, adjusted as required by the rules promulgated by the SEC.

Name and Address of Beneficial Owner	Number of shares	Percent of Common Stock Outstanding
5% Stockholders(1):
Entities affiliated with BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	15,767,874	16.6%
Entities affiliated with Fidelity Investments(3) 245 Summer Street, Boston, MA 02210	13,409,243	14.1%
The Vanguard Group(4) 100 Vanguard Boulevard, Malvern, PA 19355	10,073,094	10.6%
Entities affiliated with Wellington Management Group LLP(5) 280 Congress Street, Boston, MA 02210	6,542,724	6.9%
State Street Corporation(6) State Street Financial Center, One Lincoln Street, Boston, MA 02111	5,044,914	5.3%
Named Executive Officers:
Robert I. Blum(7)	1,664,667	1.7%
Andrew M. Callos(8)	96,197	*
Ching W. Jaw(9)	168,826	*
Fady I. Malik, M.D., Ph.D.(10)	618,404	*
Robert C. Wong(11)	86,005	*
David W. Cragg(12)	152,753	*
Mark A. Schlossberg(13)	103,408	*
Non-Employee Directors:
Muna Bhanji(14)	50,474	*
Santo J. Costa(15)	64,166	*

Cytokinetics, Inc.	15	2023 Proxy Statement

Name and Address of Beneficial Owner	Number of shares	Percent of Common Stock Outstanding
Robert A. Harrington, M.D.(16)	21,085	*
John T. Henderson, M.B., Ch.B.(17)	256,580	*
Edward M. Kaye, M.D.(18)	144,595	*
B. Lynne Parshall, Esq.(19)	66,915	*
Sandford D. Smith(20)	14,199	*
Wendell Wierenga, Ph.D.(21)	182,776	*
Nancy J. Wysenski(22)	53,882	*
All directors and executive officers as a group (16 persons)(23)	3,744,932	3.8%
*	Represents beneficial ownership of less than 1% of the outstanding shares of Common Stock.
1.	Based on a Schedule 13G or 13G/A filed with the SEC as follows: BlackRock, Inc. on February 10, 2023; FMR LLC on February 9, 2023, The Vanguard Group on February 9, 2023, Wellington Management Group LLP on February 6, 2023, and State Street Corporation on February 3, 2023.
2.	According to its Schedule 13G/A filed on February 10, 2023, as of December 31, 2022, BlackRock, Inc. had sole voting power over 15,639,426 shares of Common Stock and sole dispositive power over all of these shares of Common Stock. Of these shares, BlackRock Fund Advisors also beneficially owns shares representing 5% or greater of our outstanding shares of Common Stock.
3.	According to its Schedule 13G/A filed on February 9, 2023, as of December 31, 2022, FMR LLC had sole voting power over 13,406,654 shares of Common Stock and sole dipositive power over all of these shares of Common Stock, and Abigail P. Johnson has sole dispositive power over all of these shares of Common Stock. Of these shares, Fidelity Management & Research Company LLC also beneficially owns shares representing 5% or greater of our outstanding shares of Common Stock.
4.	According to its Schedule 13G/A filed on February 9, 2023, as of December 30, 2022, The Vanguard Group had shared voting power over 135,263 shares of Common Stock, sole dispositive power over 9,829,052 shares of Common Stock, and shared dispositive power over 224,042 shares of Common Stock.
5.	According to its Schedule 13G filed on February 6, 2023, as of December 30, 2022, each of Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP had shared voting power over 6,054,676 shares of Common Stock, and shared dispositive power over all of these shares of Common Stock, and Wellington Management Company LLP had shared voting power over 6,016,885 shares of Common Stock, and shared dispositive power over 6,312,435 shares of Common Stock.
6.	According to its Schedule 13G/A filed on February 3, 2023, as of December 31, 2022, State Street Corporation had shared voting power over 4,855,518 shares of Common Stock, and shared dispositive power over all of these shares of Common Stock.
7.	Represents (a) 260,815 shares of Common Stock held by Mr. Blum; (b) 2,083 shares of Common Stock held by the Brittany Blum 2003 Irrevocable Trust; (c) 2,083 shares of Common Stock held by the Bridget Blum 2003 Irrevocable Trust; and (d) 1,399,686 shares of Common Stock underlying options granted to Mr. Blum that are exercisable within 60 days of February 28, 2023. Mr. Blum disclaims beneficial ownership of the shares of Common Stock held by the aforementioned trusts.
8.	Represents (a) 9,010 shares of Common Stock held by Mr. Callos; and (b) 87,187 shares of Common Stock underlying options granted to Mr. Callos that are exercisable within 60 days of February 28, 2023.
9.	Represents (a) 28,099 shares of Common Stock held by Mr. Jaw; and (b) 140,727 shares of Common Stock underlying options granted to Mr. Jaw that are exercisable within 60 days of February 28, 2023.
10.	Represents (a) 100,822 shares of Common Stock held by Dr. Malik; and (b) 517,582 shares of Common Stock underlying options granted to Dr. Malik that are exercisable within 60 days of February 28, 2023.
11.	Represents (a) 10,029 shares of Common Stock held by Mr. Wong; and (b) 75,976 shares of Common Stock underlying options granted to Mr. Wong that are exercisable within 60 days of February 28, 2023.
12.	Represents (a) 112,233 shares of Common Stock held by Mr. Cragg; and (b) 40,520 shares of Common Stock underlying options granted to Mr. Cragg that are exercisable within 60 days of February 28, 2023.
13.	Represents shares of Common Stock held by Mr. Schlossberg.
14.	Represents (a) 6,031 shares of Common Stock held by Ms. Bhanji; and (b) 44,443 shares of Common Stock underlying options granted to Ms. Bhanji that are exercisable within 60 days of February 28, 2023.
15.	Represents (a) 5,000 shares of Common Stock held by Mr. Costa; and (b) 59,166 shares of Common Stock underlying options granted to Mr. Costa that are exercisable within 60 days of February 28, 2023.
16.	Represents (a) 253 shares of Common Stock held by Dr. Harrington; and (b) 20,832 shares of Common Stock underlying options granted to Dr. Harrington that are exercisable within 60 days of February 28, 2023.

Cytokinetics, Inc.	16	2023 Proxy Statement

17.	Represents (a) 25,890 shares of Common Stock held by Dr. Henderson; (b) 83 shares held by Dr. Henderson’s spouse; and (c) 230,607 shares of Common Stock underlying options granted to Dr. Henderson that are exercisable within 60 days of February 28, 2023. Dr. Henderson disclaims beneficial ownership of the shares of Common Stock held by his spouse.
18.	Represents (a) 8,049 shares of Common Stock held by Dr. Kaye; and (b) 136,546 shares of Common Stock underlying options granted to Dr. Kaye that are exercisable within 60 days of February 28, 2023.
19.	Represents (a) 5,000 shares of Common Stock held by Ms. Parshall; and (b) 61,915 shares of Common Stock underlying options granted to Ms. Parshall that are exercisable within 60 days of February 28, 2023.
20.	Represents (a) 7,533 shares of Common Stock held by Mr. Smith; and (b) 6,666 shares of Common Stock underlying options granted to Mr. Smith that are exercisable within 60 days of February 28, 2023.
21.	Represents (a) 7,533 shares of Common Stock held by Dr. Wierenga; and (b) 175,243 shares of Common Stock underlying options granted to Dr. Wierenga that are exercisable within 60 days of February 28, 2023.
22.	Represents (a) 6,522 shares of Common Stock held by Ms. Wysenski; and (b) 47,360 shares of Common Stock underlying options granted to Ms. Wysenski that are exercisable within 60 days of February 28, 2023.
23.	Reflects the shares owned by our executive officers and directors as set forth in footnotes (7) through (22) above.

Cytokinetics, Inc.	17	2023 Proxy Statement

Board of Directors

Our Board of Directors is composed of individuals whose knowledge, background, experience and judgment we believe to be valuable to us. The primary functions of our Board of Directors are to:

•	Review and approve our strategic direction and annual operating plan and monitor our performance;
•	Evaluate the President and Chief Executive Officer (“CEO”);
•	Review management performance and compensation;
•	Review management succession planning;
•	Advise and counsel management;
•	Monitor and manage potential conflicts of interests of management, members of the Board of Directors and stockholders;
•	Oversee the integrity of financial information; and
•	Monitor the effectiveness of the governance practices under which the Board of Directors operates and make changes as needed.

We do not have a formal diversity policy for selecting Board of Directors members. However, we believe it is important that the members of our Board of Directors collectively bring the experiences and skills appropriate to effectively carry out the Board of Directors’ responsibilities both as our business exists today and as we plan to develop an organization capable of successfully conducting late-stage clinical development and commercialization of our products. We therefore seek as members of our Board of Directors individuals with a variety of perspectives and the expertise and ability to provide advice and oversight in one or more of these areas: accounting controls, business strategy, risk management, strategic partnering, financial strategies, legal and regulatory compliance and compensation and retention practices.

The following table sets forth the names of each member of our Board of Directors, their age, position, director class and committee membership as of April 7, 2023.

Director	Age	Position/ Class	Audit committee	Compliance committee	Compensation and Talent committee	Nominating and Governance committee	Science and Technology committee
Robert I. Blum	59	CEO, Class II
Muna Bhanji	60	Class III
Santo J. Costa, Esq.	77	Class III			Chair
John T. Henderson, M.B., Ch.B.	78	Chair, Class III				Chair
Robert A. Harrington, M.D.	62	Class II
Edward M. Kaye, M.D.	73	Class I
B. Lynne Parshall, Esq.	69	Class III	Chair
Sandford D. Smith	76	Class II
Wendell Wierenga, Ph.D.	75	Class I					Chair
Nancy J. Wysenski	65	Class I		Chair

Cytokinetics, Inc.	18	2023 Proxy Statement

Director Skills, Experience and Background

Robert I. Blum was appointed as our President and Chief Executive Officer and as a member of our Board of Directors in January 2007. Previous to that appointment, Mr. Blum served as our President from February 2006 to January 2007. He served as our Executive Vice President, Corporate Development and Commercial Operations and Chief Business Officer from September 2004 to February 2006. From January 2004 to September 2004, he served as our Executive Vice President, Corporate Development and Finance and Chief Financial Officer. From October 2001 to December 2003, he served as our Senior Vice President, Corporate Development and Finance and Chief Financial Officer. From July 1998 to September 2001, Mr. Blum was our Vice President, Business Development. Prior to joining us in July 1998, he was Director, Marketing at COR Therapeutics, Inc. since 1996. From 1991 to 1996, he was Director, Business Development at COR Therapeutics. Prior to that, Mr. Blum performed roles of increasing responsibility in sales, marketing and other pharmaceutical business functions at Marion Laboratories, Inc. and Syntex Corporation. Mr. Blum served as Chairman of the Board of Directors of Gamida Cell Ltd. from September 2018 to March 2023. Mr. Blum received B.A. degrees in Human Biology and Economics from Stanford University and an M.B.A. from Harvard Business School.

Mr. Blum brings to our Board of Directors a deep familiarity with our operations, strategy and vision, as well as a record of successful corporate management, strategic partnering and financing.

John T. Henderson, M.B., Ch.B. has served as a member of our Board of Directors since February 2009 and as Chairman of our Board of Directors since April 2022. Since December 2000, Dr. Henderson has served as a consultant to the pharmaceutical industry as president of Futurepharm LLC. Dr. Henderson consulted for NeuroVia, Inc. as Chief Development Officer and was an executive officer of this privately held company until October 2018. Until his retirement in December 2000, Dr. Henderson was with Pfizer Inc. for over 25 years, most recently as a Vice President in the Pfizer Pharmaceuticals Group. Dr. Henderson previously held Vice Presidential level positions with Pfizer in Research and Development in Europe and later in Japan. He was also Vice President, Medical for Pfizer’s Europe, U.S. and International Pharmaceuticals groups. Dr. Henderson has served on the Board of Directors of Myriad Genetics, Inc., a healthcare diagnostics company, from 2004 to December 2020, including as Chairman. Dr. Henderson earned his bachelor of science and medical degrees from the University of Edinburgh and is a Fellow of the Royal College of Physicians (Ed.) and the Faculty of Pharmaceutical Medicine.

Dr. Henderson brings to our Board of Directors broad experience in matters relating to global pharmaceutical drug development in a wide range of therapeutic areas and stages of business development, and an extensive background as a public company executive, board member and consultant in the pharmaceutical industry.

Muna Bhanji has served on our Board of Directors since February 2021. Ms. Bhanji’s prior experience includes a 30+ year tenure at Merck, during which she held a number of senior leadership roles within the U.S. and Global commercial organizations. Most recently, through December 2020, she served as the Senior Vice President, Global Market Access & Policy with responsibility for enabling payer reimbursement and access for patients, for Merck’s products around the world. Ms. Bhanji is the Founder and President of TIBA Global Access, a commercialization and market access strategy consultancy serving the biopharmaceutical industry. Ms. Bhanji has served on the Board of Directors of Ardelyx, Inc. since March 2021, Veracyte, Inc. since March 2021 and Intellia Therapeutics Inc. since May 2022. Ms. Bhanji also currently serves on the board of directors of CORUS International, an ensemble of faith-based organizations working at the intersection of poverty alleviation and healthcare, in the most underserved parts of the world. Ms. Bhanji has previously served on the Board of Directors of Possible Health, a Nepal based NGO, the Board of Directors of the Foundation of Managed Care Pharmacy, and chairing Merck’s Supervisory Board in the Netherlands. Ms. Bhanji earned her Bachelor of Pharmacy degree from Rutgers School of Pharmacy and an M.B.A. from St. Joseph’s University.

Ms. Bhanji brings to our Board of Directors experience in key operational and global product commercialization functions, including substantial direct experience in sales, marketing, and commercial operations.

Cytokinetics, Inc.	19	2023 Proxy Statement

Santo J. Costa, Esq. has served as a member of our Board of Directors since November 2010. Since 2007, Mr. Costa has served as Of Counsel to the law firm of Smith, Anderson, Blount, Dorsett, Mitchell and Jernigan, L.L.P. of Raleigh, North Carolina, specializing in corporate law for healthcare companies. From 1994 to 2001, he held various positions at Quintiles Transnational Corporation, including as Vice Chairman, President and Chief Operating Officer. Prior to joining Quintiles, Mr. Costa spent 23 years in the pharmaceutical industry, most recently as General Counsel and Senior Vice President, Administration with Glaxo Inc. Prior to joining Glaxo, he served as U.S. Area Counsel with Merrell Dow Pharmaceuticals, Inc. and as Food & Drug Counsel with Norwich Eaton Pharmaceuticals, Inc. Mr. Costa has served as Chairman of the Board of Directors of Alchemia Limited, a biopharmaceutical company, from March 2014 to June 2015. He served on the Board of Directors of Magor Corporation, formerly Biovest Corp. I, from March 2010 until March 2013. He served on the Board of Directors of Metabolon, Inc., a private company, from April 2013 to May 2019, serving as Chairman of the Board of Directors from February 2015 to May 2019. He served as Chairman of the Board of Directors of LaboPharm, Inc. from 2006 to 2011 and a director of OSI Pharmaceuticals from 2006 to 2010. He has served as Chairman of the Board of Directors of Aquestive Therapeutics, Inc. since August 2018 and as a member of the company’s Board of Directors since December 2015, as well as serving as a director at other private companies. Mr. Costa earned both a B.S. in Pharmacy and a J.D. from St. John’s University.

Mr. Costa brings to our Board of Directors broad operational leadership experience in the pharmaceutical and clinical services industries, including relevant legal, regulatory, governance and policy expertise. He also has extensive experience as a public company executive and board member in the pharmaceutical and biotechnology industries.

Robert A. Harrington, M.D. has served as a member of our Board of Directors since April 2022. Dr. Harrington is a cardiologist and the Arthur L. Bloomfield Professor of Medicine and Chair of the Department of Medicine at Stanford University. Dr. Harrington was previously the Richard Sean Stack, MD Distinguished Professor and the Director of the Duke Clinical Research Institute (DCRI) at Duke University. Dr. Harrington has served as a member of the American College of Cardiology (ACC) Board of Trustees and is currently a member of the American Heart Association’s (AHA) Board of Directors, its Science Advisory and Coordinating Committee, and as a past President (2019-2020). He served as the Chair for the AHA’s Scientific Sessions in 2013 and 2014. He is an elected member of the Association of American Physicians (AAP) and the Association of University Cardiologists (AUC). In 2015, he was elected to membership in the National Academy of Medicine/Institute of Medicine. In 2016, he was named a Master of the American College of Cardiology. He was awarded the AHA's Clinical Research Prize in 2017 and AHA Council on Clinical Cardiology (CLCD) Distinguished Achievement Award in 2022. In 2022, Dr. Harrington was awarded the Stokes Medal from the Irish Cardiac Society. Dr. Harrington earned a B.A. in English at the College of the Holy Cross and an M.D. from Tufts University School of Medicine.

Dr. Harrington brings to our Board of Directors extensive experience in clinical research, particularly in the field of cardiovascular disease.

Edward M. Kaye, M.D. has served as a member of our Board of Directors since May 2016. Dr. Kaye has served as the Chief Executive Officer of Stoke Therapeutics, Inc. since 2017. Previously, he served as President and Chief Executive Officer of Sarepta Therapeutics, Inc. from September 2016 to June 2017, interim Chief Executive Officer from March 2015 to September 2016 and Chief Medical Officer from June 2011 to April 2017. He also served on the company’s Board of Directors. Prior to joining Sarepta, Dr. Kaye was employed by Genzyme Corporation for ten years, holding various senior management positions, the most recent of which was Group Vice President of Clinical Development, in which he supervised clinical research in lysosomal storage disease programs and genetic neurological disorders. Dr. Kaye currently serves as a member of the Boards of Directors of the

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Massachusetts Biotechnology Council, Avidity Biosciences, Inc., and Stoke Therapeutics, Inc. Previously, Dr. Kaye served as Chief of Biochemical Genetics at Children’s Hospital of Philadelphia and Associate Professor of Neurology and Pediatrics at the University of Pennsylvania School of Medicine. Dr. Kaye serves as a Neurological Consultant at the Children’s Hospital of Boston and is on the editorial boards of a number of medical journals. He is also a member of several scientific advisory boards, including United Leukodystrophy Foundation, Spinal Muscular Atrophy Foundation, CureCMD, CureDuchenne and Prize4Life. Dr. Kaye received his medical education and pediatric training at Loyola University Stritch School of Medicine and University Hospital, child neurology training at Boston City Hospital, Boston University, and completed his training as a neurochemical research fellow at Bedford VA Hospital, Boston University.

Dr. Kaye brings to our Board of Directors extensive clinical research and development experience, particularly his expertise in rare neuromuscular diseases that is highly relevant as we advance our clinical programs in ALS and SMA into late-stage development.

As described above under “Corporate Governance and Board Matters—Director Commitments” beginning on page 25, we understand that certain institutional investors and proxy advisory firms may deem Dr. Kaye overboarded based on the number of public company boards on which he serves and resulting concerns that he may face excessive time commitments and challenges in fulfilling his duties. While the Board of Directors recognizes that outside board and other commitments could impact a director’s ability to devote sufficient time and attention to board duties, after discussing this issue with Dr. Kaye, the Nominating and Governance Committee and the Board of Directors does not believe that Dr. Kaye’s outside boards or other commitments limit his ability to devote sufficient time and attention to his duties as a director of the Company.

B. Lynne Parshall, Esq. has served as a member of our Board of Directors since February 2013. She currently serves as a member of the Board of Directors of Ionis Pharmaceuticals, Inc. and Foghorn Therapeutics Inc. Ms. Parshall was employed at Ionis from 1991 to 2017 where she held various positions of increasing responsibility. Prior to joining Ionis, she was a partner at the law firm of Cooley LLP. Ms. Parshall has served on the Board of Directors of Repetoir Immune Medicines, Inc. since December 2021, Ring Therapeutics since March 2022 and Foghorn Therapeutics since August 2022. Ms. Parshall served as a member of the Board of Directors of Akcea Therapeutics Inc. from 2015 to October 2020. Ms. Parshall is a member of the Licensing Executives Society and a member of the American, California and San Diego bar associations. She holds a J.D. from Stanford Law School and a B.A. from Harvard University.

Ms. Parshall brings to our Board of Directors extensive operational and business development experience, particularly in the advancement and funding of potential products directed to specialty care and orphan drug designated indications.

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Sandford D. Smith has served as a member of our Board of Directors since March 2012. Since December 2011, Mr. Smith has served as Founder and Chairman of Global Biolink Partners. From 1996 to 2011, Mr. Smith held various positions at Sanofi-Genzyme (formerly Genzyme Corporation), most recently leading the integration of Genzyme’s international business into Sanofi’s global organization. Prior to that, he served as Executive Vice President of Genzyme Corporation and President of Genzyme International. From 1986 to 1996, Mr. Smith was President, Chief Executive Officer and a member of the Board of Directors of RepliGen Corporation. From 1977 to 1985, Mr. Smith held various positions at Bristol-Myers Squibb, most recently serving as Vice President of Business Development and Strategic Planning for the Pharmaceutical and Nutritional Division. Mr. Smith served on the Board of Directors of Akcea Therapeutics, Inc. from 2017 until completion of its acquisition in October 2020 and on the Board of Directors of Neuralstem, Inc. from May 2014 to 2019. He served on the Board of Directors of Arpicus Biosciences, Inc. from August 2014 to February 2019, Novelion Therapeutics Inc. from November 2016 to March 2017, Aegerion Pharmaceuticals, Inc. from January 2012 to March 2017 and NVenta Biopharmaceuticals Corporation from 2007 to 2009. Mr. Smith earned a B.S. from the University of Denver.

Mr. Smith brings to our Board of Directors broad experience in matters relating to the launch and commercialization of new drugs in a wide range of therapeutic areas, and in particular drugs targeting rare disease indications. He also has extensive experience as a public company executive and board member in the pharmaceutical and biotechnology industries.

Wendell Wierenga, Ph.D. has served as a member of our Board of Directors since February 2011. From June 2011 to January 2014, Dr. Wierenga served as Executive Vice President, Research and Development, at Santarus, Inc., acquired by Salix Inc., which was subsequently acquired by Valeant Pharmaceuticals International, Inc. From 2006 to 2011, he served as Executive Vice President, Research and Development, at Ambit Biosciences Corporation. From 2003 to 2006, he served as Executive Vice President of Research and Development at Neurocrine Biosciences, Inc. From 2000 to 2003, Dr. Wierenga served as Chief Executive Officer of Syrrx, Inc. (now part of Takeda Pharmaceutical Company). From 1990 to 2000, he was Senior Vice President of Worldwide Pharmaceutical Sciences, Technologies and Development at Parke-Davis/Warner Lambert (now Pfizer, Inc.). Prior to that, Dr. Wierenga spent 16 years at Upjohn Pharmaceuticals in research and drug discovery roles, most recently as Executive Director of Discovery Research. Dr. Wierenga has served on the Board of Directors of Crinetics Pharmaceuticals since 2014 and Dermata Therapeutics since September 2016. He also served on the Board of Directors of Onyx Pharmaceuticals, Inc. from 1996 to 2013, XenoPort, Inc. from 2001 to August 2016, Ocera Therapeutics, Inc. from December 2013 to December 2018, Anacor Pharmaceuticals, Inc. from September 2014 to July 2016, Apricus Biosciences, Inc. from March 2014 to December 2018, Concert Pharmaceuticals, Inc. from March 2014 to June 2019 and Patara Pharma, Inc. from 2015 to November 2018. Dr. Wierenga holds a B.A. from Hope College and a Ph.D. in Chemistry from Stanford University.

Dr. Wierenga brings to our Board of Directors over thirty years of experience in matters relating to pharmaceutical drug discovery and development in a wide range of therapeutic areas, and an extensive background as a public company executive and board member in the pharmaceutical and biotechnology industries..

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Nancy J. Wysenski has served as a member of our Board of Directors since November 2020. Ms. Wysenski served as the Executive Vice President and Chief Commercial Officer of Vertex Pharmaceuticals Inc. from December 2009 through June 2012. Prior to joining Vertex, Ms. Wysenski held the position of Chief Operating Officer of Endo Pharmaceuticals plc, where she led sales, marketing, commercial operations, supply chain management, human resources and various business development initiatives. Prior to her role at Endo, Ms. Wysenski participated in the establishment of EMD Pharmaceuticals, Inc., where she held various leadership positions, including the role of President and Chief Executive Officer from 2001 to 2006 and Vice President of Commercial from 1999 to 2001. From 1984 to 1998, Ms. Wysenski held several sales-focused roles at major pharmaceutical companies, including Vice President of Field Sales for Astra Merck, Inc. Ms. Wysenski has served on the Board of Directors of Alkermes Pharmaceuticals, plc since 2013 and on the Board of Directors of Provention Bio, Inc. since May 2020. She was previously on the Boards of Directors of Dova Pharmaceuticals, Inc. from 2018 to 2019, Tetraphase Pharmaceuticals from 2014 to July 2020, Reata Pharmaceuticals, Inc., and Inovio Pharmaceuticals, Inc. from 2015 to 2017. She is a founder of the Research Triangle Park Chapter of the Healthcare Businesswomen’s Association and served on the National Advisory Board of the Healthcare Businesswomen’s Association. She served two terms on the Board of Trustees for North Carolina Central University.

Ms. Wysenski brings to our Board of Directors experience in key operational and product commercialization functions, including substantial direct experience in sales, marketing, commercial operations, and supply chain management.

Summary of Director Core Experiences and Skills

Our Board of Directors consists of a diverse group of highly qualified leaders in their respective fields. Our directors have a wide array of experience ranging from relevant experience as members of senior leadership at large pharmaceutical companies to significant and peer recognized scientific experience to support our specific drug development programs. Our Board of Directors and our Nominating and Governance Committee believe the skills, qualities, attributes, and experience of our directors provide us with the competency and skills to effectively address our evolving needs and to represent the best interests of our stockholders.

Board of Directors Functional Expertise

DIRECTOR
Nancy J. Wysenski
Muna Bhanji
Edward M. Kaye, M.D
Robert A. Harrington, M.D.
Sandford D. Smith
B. Lynne Parshall, Esq.
Wendell Wierenga, Ph.D.
Santo J. Costa, Esq.
John T. Henderson, M.D
Robert I. Blum

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Nasdaq Diversity Matrix

The following matrix provides race/ethnicity, as well as gender, of the members of our Board of Directors, as self-identified by members of our Board of Directors.

BOARD DIVERSITY MATRIX (AS OF APRIL 7, 2023)
TOTAL NUMBER OF DIRECTORS	#
	FEMALE	MALE	NON-BINARY	DID NOT DISCLOSE GENDER
Part I: Gender Identity
Directors	3	7	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	1	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	7	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background		0

Board of Directors Leadership Structure

The Board of Directors may select, at its discretion, a Chairman. The Board of Directors’ current policy is that the roles of the Chairman of the Board of Directors and CEO should be held by different individuals, except in unusual circumstances as determined by the Board of Directors. In cases where the Board of Directors determines it is in the best interests of the Company’s stockholders to combine the positions of Chairman and CEO or to otherwise designate a Chairman who is not an independent director, the Board of Directors shall appoint a lead independent director. The Board of Directors believes that its current leadership structure, with Mr. Blum serving as CEO and Dr. Henderson serving as Chairman, is appropriate for us at this time. Both leaders are actively engaged on significant matters affecting us, such as our long-term strategy. The CEO has overall responsibility for all aspects of our operations, while the Chairman has a greater focus on governance, including oversight of the Board of Directors. We believe this balance of shared leadership between the two positions is a strength for us.

Board of Directors Role in Risk Oversight

The role of our Board of Directors is to oversee the CEO and other senior management in the competent, lawful and ethical operation of the Company, including management’s establishment and implementation of appropriate practices and policies with respect to areas of potentially significant risk to us. Management routinely reports to the Board of Directors regarding any potential areas of significant risk. These reports include discussions of current and new areas of potential operational, legal or financial risk and status reports on risk mitigation programs undertaken by us. The Board of Directors as a whole is responsible for such risk oversight but administers certain of its risk oversight functions through its committees, such as the Audit Committee, the Compensation and Talent Committee, the Nominating and Governance Committee and the Compliance Committee of the Board of Directors (the “Compliance Committee”).

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The Audit Committee is responsible for the oversight of our accounting and financial reporting processes, including our internal control systems. In addition, the Audit Committee oversees and reviews our financially related risk management practices, including our investment policy.

As part of the of the Compensation and Talent Committee’s risk oversight function, it considers whether our compensation policies and practices for our employees create risks that are reasonably likely to have a material adverse effect on us. In conducting this evaluation, the Compensation and Talent Committee has reviewed our current practices and procedures for awarding cash and equity compensation to employees through the annual performance review process, particularly as such practices and procedures apply to the establishment of the goals that are taken into consideration in the payment of bonuses. The Compensation and Talent Committee has determined that these practices do not encourage inappropriate risk-taking. In particular, because we are a development-stage company with no commercial sales, the Compensation and Talent Committee has concluded that our employees are not incentivized to take inappropriate risks to meet short-term goals. Further, the Compensation and Talent Committee believes that there is sufficient Board of Director oversight of our processes for compensation determinations to avoid the establishment of incentives that are materially adverse to our interests. Accordingly, the Compensation and Talent Committee has determined that our compensation policies at this time do not create risks that are reasonably likely to have a material adverse effect on us.

The Nominating and Governance Committee oversees the risks associated with our corporate governance and operating practices, including those relating to the composition of our Board of Directors, the structure and function of our Board of Directors committees and meeting logistics and policies. The Nominating and Governance Committee regularly reviews issues and developments relating to corporate governance and formulates and recommends corporate governance standards to the Board of Directors.

The Compliance Committee oversees risks and activities in the area of compliance that may impact our business operations or public image, in light of the applicable legal and regulatory requirements, government and industry standards, as well as business trends and public policy considerations. As part of the Compliance Committee’s risk oversight function, it assesses our implementation of our compliance program.

Independence of Directors

The Board of Directors has affirmatively determined that each of our directors is independent as defined under the Nasdaq Listing Rules and applicable regulations and provisions under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except for Mr. Blum, our President and Chief Executive Officer, who is not independent by virtue of his employment with us. In making this determination, the Board of Directors found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.

In determining Dr. Harrington's independence, the Board of Directors considered the fact that Dr. Harrington is an attending cardiologist at Stanford Hospital and Clinics, and a Professor and Chair, Department of Medicine, at Stanford University School of Medicine, and the business relationships we have with Stanford University, and determined that these positions would not impair Dr. Harrington's ability to be independent. Our relationships with Stanford include our support for continuing medical education at Stanford with payments by us of $217,248 in 2022. The Board of Directors also considered the fact that Dr. Harrington is a member of the Board of Directors of the American Heart Association, which receives charitable support from us (with payments to American Heart Association and its affiliates by us of $578,500 in 2022 as part of a multi-year commitment), and determined that such position would not impair his ability to be independent.

Directors Commitments

Our Board of Directors believes that all directors should have sufficient time and attention to devote to board duties and to otherwise fulfill the responsibilities required of directors. In assessing whether directors and nominees for director have sufficient time and attention to devote to board duties, the Nominating and Governance Committee considers, among other things, whether directors may be “overboarded,” which refers to the situation where a director serves on an excessive number of public company boards. Our Corporate Governance Guidelines also require that directors inform the Chairman of the Board of Directors and our CEO prior to accepting an invitation to serve on any additional corporate boards.

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Our Board of Directors believes that each of our directors, including each of our director nominees, has demonstrated the ability to devote sufficient time and attention to board duties and to otherwise fulfill the responsibilities required of directors. However, we understand that certain institutional investors and proxy advisory firms may deem Dr. Kaye overboarded based on the number of public company boards on which he serves. In addition to our Board of Directors, Dr. Kaye serves on the boards of directors of two other public companies: Avidity Biosciences and Stoke Therapeutics, where he also serves as Chief Executive Officer.

Neither our Board of Directors nor our Nominating and Governance Committee believes that Dr. Kaye’s outside boards or other commitments limit his ability to devote sufficient time and attention to his duties as a director of Cytokinetics. Our Board of Directors and our Nominating and Governance Committee believe that Dr. Kaye has demonstrated, and will continue to demonstrate, his ability to dedicate sufficient time to carry out his board duties effectively and believes that it is in the company’s best interest that he continue to serve as a director for the following reasons:

•	Dr. Kaye has served tirelessly on our board for over seven years and has assured our Board of Directors that he is fully committed to continuing to dedicate the appropriate amount of time to fulfill his duties as a member of the Board of Directors, the Audit Committee and the Science and Technology Committee of the Board of Directors (“Science and Technology Committee”).
•	Dr. Kaye’s attendance record demonstrates his commitment to the Company, participating in 100% of meetings of the Board of Directors, as well as 100% of the meetings of each of the Audit Committee and Science and Technology Committee.
•	Dr. Kaye’s experience in senior management positions in the pharmaceutical industry provides significant industry knowledge and operational and management expertise to our Board of Directors. His experience on the boards of directors of other public companies will benefit us by providing him with insight and experience that enhances his value to our Board of Directors. Moreover, other than Mr. Blum, Dr. Kaye is the only member of our Board of Directors that is currently the Chief Executive Officer of a public biotechnology company.
•	Dr. Kaye’s expertise in rare neuromuscular diseases is highly relevant to our development program for reldesemtiv for the treatment of amyotrophic lateral sclerosis and is unique amongst the other members of our Board of Directors.

Board of Directors Meetings and Committees

Our Board of Directors held nine meetings during the last fiscal year. Each of the directors serving during the last fiscal year attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees of the Board of Directors upon which such director served during his or her tenure.

We do not have formal policies regarding attendance by members of the Board of Directors at our annual meetings of stockholders. Two of the Company’s then ten directors attended the 2022 annual meeting of stockholders.

The Board of Directors has a standing Audit Committee, a Compensation and Talent Committee, a Nominating and Governance Committee, a Compliance Committee, and a Science and Technology Committee and established written charters for each of these committees. All members of these committees are independent as currently defined by Nasdaq Listing Rules and applicable regulations and provisions under the Exchange Act. Charters for these committees are on our website cytokinetics.com in Corporate Governance under the Investors & Media tab. Other than the copies of our historical SEC filings, the information found on our website is not part of this or any other report filed with or furnished to the SEC.

Audit Committee. The Audit Committee consists of directors Ms. Parshall (Chair), Dr. Kaye, Dr. Henderson and Mr. Smith. All members of the Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2) of the Nasdaq Listing Rules and Rule 10A-3(b)(1) under the Exchange Act). The Board of Directors determined that Ms. Parshall is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K, based on her experience as a Chief Operating Officer of a life science company and the other experience included in her biography above.

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The Audit Committee reviews our critical accounting policies and practices, consults with and reviews the services provided by our independent registered public accounting firm and selects our independent registered public accounting firm.

The Audit Committee held nine meetings during fiscal year 2022.

Report of the Audit Committee of the Board of Directors

The material in this report is not “soliciting material” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2022 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Respectfully submitted,

Members of the Audit Committee

B. Lynne Parshall, Esq., Chair
John T. Henderson, M.B., Ch.B.
Edward M. Kaye, M.D.
Sandford D. Smith

Compensation and Talent Committee. The Compensation and Talent Committee consists of directors Mr. Costa (Chair), Mr. Smith, Dr. Wierenga and Ms. Wysenski. All members of the Compensation and Talent Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq Listing Rules and Rule 10C-1(b)(1) under the Exchange Act).

The Compensation and Talent Committee reviews and approves the salaries and incentive compensation of our executive officers and oversees our stock plans and employee benefit plans, as well as reviewing and recommending to the Board of Directors approval of modifications to the plans. The Compensation and Talent Committee, in consultation with the third-party independent compensation consultant and discussion with management, forms its own recommendations for all executive compensation (base salary, bonus, equity and other benefits) and director compensation. All new hire stock option grants to employees, including our executive officers, are approved by the Compensation and Talent Committee. In addition, the Compensation and Talent Committee approves the annual stock option and restricted stock unit (“RSU”) awards for all employees as part of the annual performance review process. The Compensation and Talent Committee may engage the services of third-party professional compensation consulting firms to assist in benchmarking data from competitive peer group companies.

Further discussion of the role and function of our Compensation and Talent Committee can be found in the section below entitled “Compensation Discussion and Analysis.”

The Compensation and Talent Committee held six meetings during fiscal year 2022.

Nominating and Governance Committee. The Nominating and Governance Committee consists of directors Dr. Henderson (Chair), Ms. Bhanji, Mr. Costa, and Ms. Parshall. All members of the Nominating and Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq Listing Rules).

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The Nominating and Governance Committee assists the Board of Directors in identifying qualified persons to serve as directors, evaluates all proposed director nominees, recommends committee chairs and members, evaluates incumbent directors before recommending re-nomination, and recommends approved candidates to the Board of Directors for appointment or re-nomination to Company stockholders. The Nominating and Governance Committee also regularly reviews issues and developments relating to corporate governance, has primary responsibility for overseeing Environmental, Social and Governance (“ESG”) matters and formulates and recommends corporate governance standards to the Board of Directors. If there is a change in a director’s employment, the Nominating and Governance Committee evaluates and makes a recommendation to the Board of Directors as to whether the potential termination of the director is appropriate. The Nominating and Governance Committee has not established minimum qualifications for proposed director nominees.

The Nominating and Governance Committee has used and may use in the future search firms to assist in the identification and evaluation of qualified candidates to join the Board of Directors.

The Nominating and Governance Committee held three meetings during fiscal year 2022.

To date, the Nominating and Governance Committee has not established a policy for considering candidates for director nominated by our stockholders and will consider director candidates nominated by stockholders on a case-by-case basis, as appropriate. Because those candidates will receive substantially the same consideration that candidates recommended by members of the Board of Directors receive, the Board of Directors believes that it is appropriate for us to not have a formal policy for considering such candidates at this time. Stockholders may nominate candidates for director in accordance with the advance notice and other procedures contained in our bylaws.

Science and Technology Committee. The Science and Technology Committee consists of directors Dr. Wierenga (Chair), Dr. Harrington, Dr. Henderson, and Dr. Kaye.

The Science and Technology Committee provides guidance to management and the Board of Directors on emerging trends in healthcare, discovery research and clinical development and reviews and advises management and the Board of Directors on the overall strategic direction and investment in our research, development and technology programs. The Science and Technology Committee regularly reviews research programs and progress against goals, assesses the capabilities of key scientific and medical personnel and the depth and breadth of the scientific resources available to us, as well as reviewing and advising on regulatory strategy.

The Science and Technology Committee held four meetings during fiscal year 2022.

Compliance Committee. The Compliance Committee consists of directors Ms. Wysenski (Chair), Ms. Bhanji, Mr. Costa, Ms. Parshall, and Mr. Smith.

The Compliance Committee advises and assists the Board of Directors in overseeing risks and activities in the area of compliance and the identification and evaluation of our principal legal compliance risks except those matters set forth in the Audit Committee’s charter. The Compliance Committee oversees our activities in the area of compliance that may impact our business operations or public image, in light of the applicable legal and regulatory requirements, government and industry standards, as well as business trends and public policy considerations. As part of the Compliance Committee’s risk oversight function, it assesses our implementation of our compliance program.

The Compliance Committee held four meetings during fiscal year 2022.

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Corporate Responsibility

We recognize the importance of ESG initiatives as they relate to our business strategy and risk assessment. In March 2023, we issued our inaugural corporate responsibility report in which we identified the corporate responsibility initiatives that we believe are most important to our business.

As a research and development focused biotechnology company, we have a relatively small environmental footprint and focus on improving awareness and integrating sustainable practices into our daily operations. Our inaugural corporate responsibility report includes a report on our greenhouse gas emissions.

We encourage you to review our 2022 Corporate Responsibility Report available at www.cytokinetics.com/wp-content/uploads/2023/03/corporate-responsibility-report-2022.pdf for more detailed information regarding our ESG initiatives. Nothing in this report or on our website shall be deemed incorporated by reference into this Proxy Statement.

Communicating with the Board of Directors

We do not have a formal policy regarding stockholder communication with the Board of Directors. Our stockholders may communicate directly with the Board of Directors in writing, addressed to:

Board of Directors

c/o John O. Faurescu, Esq., Corporate Secretary
Cytokinetics, Incorporated
350 Oyster Point Blvd.
South San Francisco, California 94080
or by email to: investor@cytokinetics.com

The Secretary will review each stockholder communication. The Secretary will forward to the Chairman of the Board of Directors or to the entire Board of Directors as he may determine is advisable (or to members of a Board of Directors’ committee, if the communication relates to a subject matter clearly within that committee’s area of responsibility) each communication that relates to our business or governance if the communication: (i) is not offensive, (ii) is legible in form and reasonably understandable in content, and (iii) is not merely related to a personal grievance against us or an individual or the purpose of which is to further a personal interest not shared by the other stockholders generally. Stockholders who would like their submissions directed to an individual member of the Board of Directors may so specify, and the communication will be forwarded, as appropriate.

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Executive Officers

The following table sets forth the names of our executive officers and their ages and positions with us as of April 7, 2023:

NAME	AGE	POSITION
Robert I. Blum	59	President and Chief Executive Officer
Andrew M. Callos	54	Executive Vice President, Chief Commercial Officer
Ching W. Jaw	60	Senior Vice President, Chief Financial Officer
Fady I. Malik, M.D., Ph.D.	58	Executive Vice President, Research and Development
Robert C. Wong	56	Vice President, Chief Accounting Officer

Executive Officer Skills, Experience and Background

Robert I. Blum’s biography is set forth under “Board of Directors” above.

Andrew M. Callos has served as our Executive Vice President, Chief Commercial Officer since March 2021. From October 2009 to November 2020, Mr. Callos held various positions at Pfizer, Inc. Most recently, from October 2018 to his departure from Pfizer, Mr. Callos served as Regional President & General Manager North America of Pfizer’s Upjohn Business Unit. In his over eleven year career at Pfizer, Mr. Callos also served as Vice President U.S. Cardiology & Metabolic Marketing from January 2015 to October 2018, Vice President and Head of Inflammation Marketing Europe from May 2013 to January 2015, and Vice President Global Commercial Development Rare Disease and Specialty Care from October 2009 to April 2013. Prior to his career at Pfizer, Mr. Callos held a variety of commercial positions over 10+ years at Wyeth Pharmaceuticals, from August 1999 to October 2009 at which point Wyeth was acquired by Pfizer. In addition, Mr. Callos was a consultant for Andersen Consulting from 1992 to 1999. Mr. Callos holds a B.S. in Commerce and Engineering from Drexel University.

Ching W. Jaw has served as our Senior Vice President, Chief Financial Officer since June 2017. He was Chief Financial Officer of North America Pharmaceuticals and as Chairman of the North America Regional Finance Council at Sanofi, a pharmaceutical company, from 2015 to 2017. From 2012 to 2015, Mr. Jaw was Chief Financial Officer for Ventana Medical Systems, a member of the Roche Group, a pharmaceutical company. Between 2001 and 2012, he held a wide variety of finance positions with Genentech, Inc., now part of the Roche Group, including Chief Financial Officer of Roche in Taiwan and as Head of R&D Finance at Genentech. Mr. Jaw holds a Bachelor of Science degree in Naval Architecture from National Taiwan University, a Master of Science in Aerospace Engineering from the University of Michigan and an M.B.A. in Finance and General Management from the University of Chicago Graduate School of Business.

Fady I. Malik, M.D., Ph.D. has served as our Executive Vice President of Research and Development since November 2015. Dr. Malik served as our Senior Vice President of Research and Development from August 2014 to November 2015. Dr. Malik served as our Senior Vice President of Research and Early Development from June 2012 to August 2014. He has been with Cytokinetics since our inception in 1998, serving in a variety of roles, including Vice President, Biology from March 2008 to June 2012, all focused towards building our cardiovascular and muscle programs. Since 2000, Dr. Malik has held an appointment in the Cardiology Division of the University of California, San Francisco, where he is currently a Clinical Professor. He was also a practicing Interventional Cardiologist at the San Francisco Veterans Administration Medical Center for over 18 years. Since March 2022, Dr. Malik has served on the Board of Directors of Rocket Pharmaceuticals, Inc. Dr. Malik received a B.S. from the University of California at Berkeley, a Ph.D. from the University of California at San Francisco and his M.D. from the University of California at San Francisco.

Robert C. Wong has served as our Vice President, Chief Accounting Officer since May 2019. Prior to joining Cytokinetics, Mr. Wong served as Interim Controller and Chief Accounting Officer at Genentech, a division of Roche, where he served for 23 years. Prior to Genentech, Mr. Wong was an Audit Manager at Ernst & Young LLP. Mr. Wong has extensive experience in accounting for mergers, acquisitions and business development collaborations, reporting under U.S. and international accounting standards, and complying with internal control regulations. Mr. Wong received a B.S. in Business Administration, Accounting and Finance from the University of California, Berkeley and is a certified public accountant.

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Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains our compensation philosophy, policies and practices for 2022 for the following individuals, who we refer to as our “named executive officers”:

NAME	POSITION
Robert I. Blum	President and Chief Executive Officer
Andrew M. Callos	Executive Vice President, Chief Commercial Officer
Ching W. Jaw	Senior Vice President, Chief Financial Officer
Fady I. Malik, M.D., Ph.D.	Executive Vice President, Research and Development
Robert C. Wong	Vice President, Chief Accounting Officer
David W. Cragg	Former Senior Vice President, Chief Human Resources and Administration Officer
Mark A. Schlossberg, Esq.	Former Senior Vice President, Legal, General Counsel and Secretary

Mr. Blum is our Principal Executive Officer (“PEO”) and Mr. Jaw is our Principal Financial Officer.

Mr. Cragg and Mr. Schlossberg have been included as named executive officers pursuant to Item 402(a)(3)(iv) of Regulation S-K as individuals for whom disclosure would have been provided pursuant to Item 402(a)(3)(iii) of Regulation S-K but for the fact that the individuals were not serving as an executive officer of the Company at the end of the last completed fiscal year. Mr. Cragg retired from the Company in July 2022, and Mr. Schlossberg retired from the Company in May 2022.

Overview of Compensation Program

We design our executive compensation program to provide a competitive compensation package that focuses on corporate and individual performance and long-term results, while maximizing retention.

The highlights of our 2022 executive compensation program include:

•	a merit salary increase of about 4% to our named executive officers and other employees (with exceptions on a case-by-case basis);
•	an annual cash payment under our non-equity incentive plan (“NEIP”) designed to reward individuals for achieving corporate goals and, except for our CEO, individual goals in their functional area; and
•	stock options and RSUs to our named executive officers in recognition of their performance in 2021 and to incentivize our named executive officers to achieve multi-year strategic goals articulated in our Vision 2025, to deliver sustained long-term value to stockholders, and to reward them for doing so.

At our 2022 annual meeting of stockholders, approximately 97% of the shares voted on our advisory proposal on executive compensation were cast in favor of our executive compensation for 2021. The Compensation and Talent Committee believes that this vote affirms our stockholders’ support for our compensation practices. After considering the outcome of the advisory vote, the Compensation and Talent Committee made no significant changes to the executive compensation program. We hold our advisory vote on executive compensation each year.

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We have implemented many compensation best practices, as follows:

WHAT WE DO	WHAT WE DON’T DO
Maintain an Independent Compensation and Talent Committee. Our Compensation and Talent Committee consists solely of independent directors, and there were no compensation interlocks in fiscal year 2022.	No Executive Retirement Plans. We do not offer pension arrangements or retirement plans to our executive officers that are different from or in addition to those offered to our other employees.
Retain an Independent Compensation Advisor. The Compensation and Talent Committee engaged its own compensation advisor to provide information and analysis with its fiscal 2022 compensation review and other advice on executive compensation independent of management. This consultant performed no consulting or other services for us in fiscal year 2022.	Limited Perquisites. We do not view perquisites as a significant component of our executive compensation program. Our perquisites are limited to those with a clear business-related rationale.
Annual Executive Compensation Review. The Compensation and Talent Committee conducts an annual review and approval of our Peer Group and a review of our Peer Group and a review of compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk taking.	No Special Welfare or Health Benefits. Our executive officers participate in Company-sponsored health and welfare benefits that are generally on the same basis as our other full-time, salaried employees.
Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on our performance, as well as short-term cash and long-term equity incentives to align the interests of our executive officers and our stockholders.	No Post-Employment Tax Payment Reimbursements. We do not provide any tax reimburse-ment payments (including “gross-ups”) on any severance or change in control payments or benefits to any executive officer (with the exception of our CEO under his pre-existing executive employment agreement, whose benefit is grandfathered).
CEO Annual Incentive Compensation Cap. Our CEO’s annual cash incentive compensation opportunity is capped at 120% of his base salary.	No Hedging Policy. We do not permit any of our directors, executive officers or any of our other employees from engaging in short sales, transactions in put or call options (other than in respect of call options granted by the Company as a long-term incentive compensation), hedging transactions or other inherently speculative transactions with respect to our Common Stock.
Stock Ownership Policy. We maintain a stock ownership policy that requires our executive officers and directors to maintain a minimum ownership level of our Common Stock.	No Pledging Policy. We do not permit any of our directors, executive officers or any of our other employees from pledging our equity securities.
Compensation Recovery (“Clawback”) Policy. We have established a clawback policy allowing us to recover compensation should our Board of Directors determine that a material misstatement of our financial statements was due to fraud, negligence or intentional misconduct by any executive officer of the Company.	No Dividends or Dividend Equivalents Payable on Unvested Equity Awards. We do not pay dividends or dividend equivalents on unvested RSU awards.

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WHAT WE DO	WHAT WE DON’T DO

Conduct an Annual Stockholder Advisory Vote (“Say-on-Pay”) on Named Executive Officer Compensation.

We conduct an annual stockholder advisory vote on the compensation of our Named Executive Officers, and were commend that our stockholders vote in favor of an advisory “say-on-frequency” vote requiring us to conduct a “say-on-pay” vote every year.

No Stock Option Re-pricing. Our Amended and Restated 2004 Equity Incentive plan does not permit options to purchase shares of our Common Stock to be repriced to a lower exercise or strike price.
Use a Pay-for-Performance Philosophy. The majority of our CEO and our other Named Executive Officers’ compensation is directly linked to the achievement of milestones designed to benefit our stockholders. We also structure target total compensation opportunities with a significant long-term equity component, thus aligning the interests of our executive officers with our stockholders.	Executive Officers and Directors May Not Trade Except Pursuant to 10b5-1 Plans. Our stock trading policy prohibits the trading of Company equity securities by our executive officers and directors except pursuant to 10b5-1 Plans adopted in accordance with SEC Rule 10b5-1(c).
“Double Trigger” Feature for Acceleration of Equity Awards for our Named Executive Officers. The outstanding equity awards granted to our Named Executive Officers pursuant to our Amended and Restated 2004 Equity Incentive Plan are subject accelerated vesting only in the event of both a change in control of the Company and a subsequent involuntary termination of employment.

Compensation Philosophy and Objectives

The Compensation and Talent Committee works to structure our executive compensation program to reward achievement of our business goals, align the executive officers’ interests with those of our stockholders and encourage our executives to build a sustainable biopharmaceutical company. The Compensation and Talent Committee seeks to ensure that we maintain our ability to attract and retain superior employees in key positions by providing our executives compensation that is competitive relative to the compensation paid to similarly situated executives in a defined group of peer companies (the “Peer Companies” as set forth below) and the broader marketplace from which we recruit and compete for talent. The Compensation and Talent Committee ensures that the total compensation paid to our executive officers is fair, reasonable, competitive and reflective of their performance and contributions toward corporate goals and objectives. To meet these objectives, we provide base salary, annual cash bonuses based on goal achievement and other factors considered by the Compensation and Talent Committee, equity awards, broad-based employee benefits with limited perquisites and severance benefits upon a potential loss of position in connection with a change in control.

In determining the amount and form of these compensation elements, the Compensation and Talent Committee considers a number of factors, including:

•	compensation levels paid to similarly situated executives by our Peer Companies, to attract and retain executives in a competitive market for talent;
•	corporate and individual performance, including performance in relation to our business plan, and execution of individual, team and Company-wide strategic initiatives, to focus executives on achieving our business objectives;
•	the experiences and knowledge of our executives;
•	internal pay equity of the compensation paid to one executive officer as compared to another — that is, the compensation paid to each executive should reflect the importance of that executive’s role as compared to the roles of the other executives — to promote teamwork and contribute to retention, while recognizing that compensation opportunities should increase based on increased levels of responsibility among officers;
•

broader economic conditions, to ensure that our pay strategies account for how the larger economic environment impacts our business, such as the relatively high cost of living and competitive life science marketplace in the San Francisco Bay Area; and

•	the potential dilutive effect of equity awards on our stockholders.

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Role of the Compensation and Talent Committee

The Compensation and Talent Committee is generally responsible for reviewing, modifying, approving and otherwise overseeing the officer compensation policies and practices, including the administration of our equity plans and employee benefit plans applicable to all our employees. As part of its responsibilities, the Compensation and Talent Committee establishes and implements compensation decisions for our named executive officers and evaluates the success of those decisions in supporting our compensation philosophy for our named executive officers. The Compensation and Talent Committee reports its decisions regarding executive compensation matters to the Board of Directors.

As part of its deliberations, in any given year, the Compensation and Talent Committee may review and consider materials such as Company financial reports, financial projections, operational data and stock performance data. The Compensation and Talent Committee also reviews information such as total compensation that may become payable in various hypothetical scenarios, executive stock ownership information, analyses of historical executive compensation levels and current Company-wide compensation levels and benchmarking data provided by the independent compensation consultants, Aon Human Capital Solutions practice, a division of Aon plc (“Aon”) (formerly known as “Radford”). The Compensation and Talent Committee also consults directly with Aon and our CEO. While the Committee took into consideration the data and information provided by Aon when making executive compensation decisions, ultimately, the Committee made its own independent decisions about executive compensation matters.

Role of the Independent Compensation Consultant

The Compensation and Talent Committee retained Aon as its independent compensation consultant for compensation decisions for 2022. The Compensation and Talent Committee assessed Aon’s independence and concluded that no conflict of interest existed that would prevent Aon from independently advising the Compensation and Talent Committee. The Compensation and Talent Committee intends to continue to assess the independence of any of our compensation advisors, consistent with applicable Nasdaq Listing Rules and rules and regulations under the Exchange Act.

While we pay for Aon’s services, the Compensation and Talent Committee has the authority to engage and terminate Aon’s services. Our management provides historical data, reviews reports for accuracy and interacts directly with Aon.

For 2022, Aon provided the following services to the Compensation and Talent Committee:

•	reviewed and provided recommendations on the composition of our 2022 Peer Companies;
•	provided compensation-related data related to executives and directors at our 2022 Peer Companies based on data from SEC filings and the Radford Global Life Sciences Survey;
•	conducted a competitive review of the compensation of our named executive officers and members of our Board of Directors, including advising on the design and structure of our equity incentive compensation program; and
•	prepared an analysis of our share usage under the Company's Amended and Restated 2004 Equity Incentive Plan (“2004 EIP”) in comparison to our 2022 Peer Companies based on data from SEC filings.

Aon did not provide any other executive compensation services to us in 2022. We separately engaged Aon to provide our management with survey data and advice regarding compensation and equity awards for our broader employee base. The total fees payable to Aon in 2022 for services other than those related to executive and director compensation were less than $120,000. The Compensation and Talent Committee approved the engagement of, and fees payable to, Aon for these other services, and determined that these other services did not constitute a conflict of interest or prevent Aon from objectively performing its work for the Compensation and Talent Committee.

Role of Executive Officers in Compensation Decisions

For compensation decisions in 2022, our CEO aided the Compensation and Talent Committee by providing recommendations regarding the compensation of the named executive officers other than himself. Each of those named executive officers participated in an annual performance review with our CEO to provide input about his or her contributions to our goals and objectives in 2021, which guided, along with other factors, 2022 compensation actions. Our CEO participated in a review process, with respect to his own performance, with the Chairman of the Board of Directors who, at the time, was also a member of the Compensation and Talent Committee. The Compensation and Talent Committee assessed the recommendations of our CEO (and,

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with respect to our CEO, the recommendations of the Chairman of the Board of Directors at the time) in the context of each named executive officer’s performance. No named executive officer participated directly in the Compensation and Talent Committee’s final determinations regarding the amount of any component of his or her own 2022 compensation.

Our Human Resources, Finance and Legal departments work with our CEO to design and develop compensation programs for our named executive officers, to recommend changes to existing compensation programs, to establish corporate and individual performance goals, to prepare and/or review peer data comparisons and other Compensation and Talent Committee briefing materials and ultimately to implement the Compensation and Talent Committee’s decisions. Our Vice President, Human Resources and our CEO meet separately with Aon to convey information on proposals that management may make to the Compensation and Talent Committee, as well as to assist Aon in collecting information about us to perform its duties for the Compensation and Talent Committee.

Benchmarking

The Compensation and Talent Committee believes it is important when making its compensation-related decisions to be informed as to current compensation practices of comparable publicly held companies in the life sciences industry. The Compensation and Talent Committee engaged Aon to analyze the executive compensation practices of a number of comparable publicly held companies in the life sciences industry. The Compensation and Talent Committee, in consultation with Aon, reviews and adjusts the list of Peer Companies annually to ensure that the list provides a current and useful comparison of companies for use as a means of comparing our executive compensation levels relative to the market. Companies are evaluated and adjusted as appropriate for inclusion in these analyses based on business characteristics similar to ours. Potential companies are selected based on criteria that include business model, stage of development, market capitalization, years since its initial public offering, employee headcount, research and development expenditures, cash reserves and revenue.

When the 2021 peer group was established in November 2020, the Company’s market capitalization was approximately $1.2 billion and headcount was less than 160 employees. Accordingly, in November 2021, the Compensation and Talent Committee made meaningful changes to the peer group selection criteria and resulting peer companies to account for the advancement of the Company’s clinical assets, significant growth in the Company’s market capitalization relative to the prior year, and meaningful year-over-year increase in headcount. The Compensation and Talent Committee approved the following Peer Companies for use in making compensation decisions in 2022:

•	Acceleron Pharma Inc.	•	Denali Therapeutics Inc.
•	Agios Pharmaceuticals, Inc.	•	Dicerna Phamaceuticals, Inc.
•	Alector, Inc.	•	FibroGen, Inc.
•	Allakos Inc.	•	Global Blood Therapeutics, Inc.
•	Amicus Therapuetics, Inc.	•	Intra-Cellular Therapies, Inc.
•	Arcus Biosciences, Inc.	•	Iovance Therapeutics, Inc.
•	Arena Pharmaceuticals, Inc.	•	NGM Biopharmaceuticals, Inc.
•	Arrowhead Pharmaceuticals, Inc.	•	Reata Pharmaceuticals, Inc.
•	Atara Biotherapeutics, Inc.	•	Revance Therapeutics, Inc.
•	BioCryst Pharmaceuticals, Inc.	•	Sangamo Therapeutics, Inc.
•	ChemoCentryx, Inc.	•	Sorrento Therapeutics, Inc.
•	Deciphera Pharmaceuticals, Inc.

At the time of the determination, these companies each had a market capitalization generally between $1.0 billion and $9.0 billion, had an employee head count generally less than 600 and were generally at a comparable stage to us in the development of their lead drug candidate. The Compensation and Talent Committee determined that the foregoing selection criteria were appropriate for selecting the Peer Companies for 2022 because at such time, we were a late-stage biopharmaceutical company with a market capitalization of approximately $3 billion and less than 400 employees, which placed us within the range of the Peer Companies.

Aon prepared an analysis of the compensation levels and practices of the Peer Companies as reported in their proxy statements and offered additional analysis based on the compensation practices of a comparable group of life science companies (a subset of what is included in the broader Radford Global Life Sciences Survey).

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The Compensation and Talent Committee reviewed the cash and equity components from these analyses in setting a total compensation package for each executive officer as well as reviewing each executive officer’s past and anticipated contributions to the Company, current compensation package, compensation market trends for competitive positions, overall performance and retention risks. The Compensation and Talent Committee believes considering this benchmark information to be important in compensation-related decisions and uses it as a reference point in formulating decisions. Other factors, such as economic conditions and internal pay equity may play a role with respect to the compensation offered to an executive in any given year.

The Compensation and Talent Committee aims to provide target total cash and long-term equity compensation at or around the median of the compensation paid to similarly situated executives employed by the Peer Companies for target level performance, with compensation above this level possible for exceptional performance. To achieve this positioning for target levels of compensation, the Compensation and Talent Committee generally sets the various compensation elements as follows:

•	base salaries and target annual cash payments under our NEIP at a level such that, when combined result in a target total cash compensation that is at or around the median for comparable positions as compared to the Peer Companies’ data; and
•	target long-term equity compensation at a level such that, when combined with target total cash compensation, target total cash and equity compensation is at or around the median for comparable positions as compared to the Peer Companies’ data.

Compensation Components

Base Salary. We provide base salary as the fixed source of compensation for our executive officers for the services they provide to us during the year and to balance the impact of having the bulk of the remainder of their compensation “at risk” in the form of annual cash payments under our NEIP and equity-based incentive compensation. The Compensation and Talent Committee recognizes the importance of base salaries as an element of compensation that helps to attract and retain talented executives.

Non-Equity Incentive Plan. We structured our NEIP to provide incentives for our named executive officers to achieve our annual corporate and, except for the CEO, individual performance objectives.

Annual cash awards under our NEIP are based on a thorough quantitative and qualitative review of facts and circumstances related to Company, department, function and individual performance, as compared to the corporate goals approved by the Compensation and Talent Committee during the first part of the performance year.

Each named executive officer’s annual target NEIP award is expressed as a percentage of his or her base salary and is set at a level that, upon 100% achievement of our corporate goals and the named executive officer’s individual performance goals, and when combined with the executive officers’ base salaries, falls at the median level for a similar executive position as compared to the Peer Companies’ data. In determining the split of the target award as between corporate and individual performance, the Compensation and Talent Committee believes that the more senior position and operational responsibilities, the greater the percentage of his or her award that should be weighted to our corporate rather than individual achievement. For example, our CEO’s NEIP award is based entirely on corporate achievement and not on individual achievement.

In the first quarter of each year, the Compensation and Talent Committee reviews and approves corporate goals presented by senior management. Upon completion of the year, the Compensation and Talent Committee assesses achievement relative to the predetermined milestones and measurements as well as other factors the Compensation and Talent Committee determines, in its discretion, are material.The minimum NEIP award amount is zero, and the maximum is 120% of the target NEIP award amount. If the Compensation and Talent Committee determines that NEIP awards should not be awarded for corporate achievement for any reason, NEIP awards will not be paid even if the individual goals and objectives were met. We believe this incentive structure allows the Compensation and Talent Committee to be responsive to the uncertainties and lack of predictability associated with being a biotechnology company dedicated to the discovery, development and commercialization of first-in-class therapeutics with novel mechanisms of action.

Equity Awards. The Compensation and Talent Committee believes that providing a material portion of our executive officers’ total compensation in equity awards aligns the interests of our executive officers with our stockholders, by linking the value of compensation to the value of the Common Stock. In determining the form and size of equity awards, the Compensation and Talent Committee considers information provided by Aon as to whether the complete compensation packages provided to each named executive officer, including prior equity awards, are sufficient to retain, motivate and adequately reward the executive for his or

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her contributions. In addition, in determining the size of equity awards, the Compensation and Talent Committee considers the anticipated value of the named executive officer’s contributions going forward. We make new-hire and subsequent equity awards on pre-determined dates as follows:

•	Before an offer is made, the Compensation and Talent Committee approves the terms of new-hire equity awards as inducement awards. Decisions in respect of the granting of inducement awards in accordance with Nasdaq Listing Rule 5635(c)(4) are made exclusively by the Compensation and Talent Committee.
•	We generally grant subsequent annual equity awards to all eligible employees during the first quarter of each fiscal year.

We do not purposely accelerate or delay the public release of material information in consideration of pending equity awards. The grant of annual equity awards to our named executive officers and other employees typically occurs during the first week of March after the filing of our Annual Report on Form 10-K.

Stock Options. We grant stock options to our named executive officers when they join us and annually, on a discretionary basis, as part of our performance review and rewards process. All options have an exercise price equal to the fair market value of the Common Stock on the date of grant, and generally vest monthly based on continued service over a four-year period (with the exception of initial hire grants which cliff vest 25% at the end of the first anniversary from the grant date and then in monthly installment over the remaining three years). Options provide a return to the executive officer only if the executive officer remains a service provider to us except in limited circumstance described in the 2004 EIP, and then only if the market price of the Common Stock appreciates relative to the option exercise price over the period in which the option vests and beyond.

Restricted Stock Units. We grant RSUs to our named executive officers annually, on a discretionary basis, as part of our performance review and rewards process. RSUs generally vest over a three-year period, with 40% vesting on the one-year anniversary of the grant date, an additional 40% on the two-year anniversary of the grant date, and the final 20% on the three-year anniversary of the grant date. Upon vesting RSUs are converted on a 1-to-1 basis for shares of Common Stock, but only if the executive officer remains a service provider to us except in limited circumstances described in the 2004 EIP.

In March 2022, the Compensation and Talent Committee granted a blend of stock options and RSUs to our named executive officers. We believe this blended approach will enable us to deliver competitive equity awards, enhances the retention of key talent, and motivates shareholder value creation.

In determining the size and mix of equity awards to named executive officers in a given year, the Compensation and Talent Committee considered:

•	for each named executive officer, the value of equity awards granted to executives in similar positions at our Peer Companies, targeting long-term equity compensation at a level such that, when combined with target total cash compensation, the officer’s target total compensation opportunity is at or around the median for comparable positions;
•	the equity budget for a given year for all our employees, and the percentage of that budget allocated to be used for awards to our named executive officers;
•	the retention and motivation value of equity awards that have been previously granted to each named executive officer;
•	each named executive officer’s total potential ownership as a percentage of our outstanding shares; and
•	internal pay equity among our named executive officers, to reflect the importance of each named executive officer’s responsibilities to our success as compared to our other named executive officers.

Broad-based employee benefits with limited perquisites. Our named executive officers are eligible to participate in our employee benefit plans, including medical, dental, life insurance, employee stock purchase and 401(k) plans. These benefits are available on the same terms and conditions as to our other employees. Our named executive officers do not receive any perquisites other than those provided to all employees.

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Severance Benefits and Employment Agreements. We have executive employment agreements with each of our named executive officers that provide for salary and benefit continuation, bonus payments and accelerated vesting of equity awards upon the termination of their employment either by us without cause, or by the executive for good reason following a loss of position in connection with a change of control of the Company. The terms of these agreements are described in the section below entitled “Potential Payments Upon Termination or Change of Control.”

The Compensation and Talent Committee believes these agreements are an essential element of our executive compensation program and assists the Compensation and Talent Committee in recruiting and retaining talented executives. The Compensation and Talent Committee also believes these benefits serve to minimize the distractions to the executive, reduce the risk that the executive will depart the Company before an acquisition is consummated, and allow the executive to focus on continuing normal business operations and the success of a potential business combination, rather than worrying about how business decisions that may be in our best interests and the interest of our stockholders will impact his or her own financial security. That is, these change of control arrangements help ensure stability among our executive ranks and will enable our executives to maintain a balanced perspective in making overall business decisions during periods of uncertainty. Further, these agreements are in line with customary practices at an executive level at the Peer Companies.

Corporate and Individual Achievement Assessment Impacting Compensation Components

Corporate Achievement. Before the start of each calendar year, management prepares a set of corporate goals covering our expected operating and financial performance for the fiscal year. Our corporate goals are focused on corporate metrics and objectives that are intended to provide both near- and long-term stockholder value. The Compensation and Talent Committee then reviews and approves these corporate goals.

For 2022, the Compensation and Talent Committee approved corporate goals that included:

•	receiving approval from the Food and Drug Administration (“FDA”) of our new drug application (“NDA”) for omecamtiv mecarbil in the United States and conducting interactions with the European Medicines Agency (“EMA”) to support submission of a marketing authorisation application for omecamtiv mecarbil in the European Union;
•	securing/establishing an end-to-end supply chain to support the commercial launch of omecamtiv mecarbil prior to its potential approval on the Prescription Drug User Fee Act (PDUFA) date;
•	reporting topline results for METEORIC-HF, a Phase 3 clinical trial of omecamtiv mecarbil, that are supportive of a supplemental NDA for omecamtiv mecarbil to FDA;
•	completing certain commercial transformation targets, including delivery of an operational commercial organization, inclusive of standard operating procedures, policies, governance, infrastructure and personnel capable of supporting commercialization of omecamtiv mecarbil in the United States, as well as formulation and delivery of strategic plans in key international markets;
•	continued development of aficamten in patients with hypertrophic cardiomyopathy (“HCM”), including achievement of target enrollment rates in SEQUOIA-HCM, a Phase 3 clinical trial of aficamten in patients with obstructive HCM, and Cohort 4 of REDWOOD-HCM, a Phase 2 clinical trial of aficamten in patients with non-obstructive HCM, as well as commencing MAPLE-HCM, a second Phase 3 clinical trial of aficamten in patients with obstructive HCM as a monotherapy;
•	continued development of reldesemtiv in patients with amyotrophic lateral sclerosis (“ALS”), including achievement of target enrollment rates in COURAGE-ALS, a Phase 3 clinical trial of reldesemtiv in patients with ALS, and conducting a first interim analysis thereof;
•	meeting research objectives to identify and initiate development of early-stage drug development candidates;
•	designing and implementing a patient-centricity and culture of compliance program and advancing our diversity, equity, inclusion and respect program; and
•	achieve business development, financial management and capital raising objectives, including ending the 2022 fiscal year with at least 24 months of forward cash.

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At the end of each year, the Compensation and Talent Committee determines the overall level of corporate achievement, including assessing our performance relative to these goals. The Compensation and Talent Committee does not use a rigid formula in determining the Company’s level of achievement, but instead considers:

•	the degree of success achieved for each corporate goal, comparing actual results against the pre-determined deliverables associated with each objective;
•	the difficulty of the goal;
•	whether significant unforeseen obstacles or favorable circumstances altered the expected difficulty of achieving the desired results;
•	other factors that may have made the stated goals more or less important to our success; and
•	other accomplishments by us during the year or other factors that, although not included as part of the formal goals, are nonetheless deemed important to our near- and long-term success.

The Compensation and Talent Committee does not assign weights in these assessments but uses its discretion and judgment to determine a percentage that it believes fairly represents the achievement level for the year and considers organizational impact.

Individual Goals. Individual goals for each named executive officer are derived from the corporate goals that relate to his or her functional area, except for our CEO, who has no individual goals apart from the corporate goals. Our CEO established the individual goals for 2022 with each other named executive officer described below based on the relevant corporate goals and key functional area priorities for the year.

•	Mr. Callos's individual goals for 2022 included:
	•	implementing compliance policies and ensuring training of relevant employees in the Company’s commercial function;
	•	partnering with other Company executives in connection to commercial messaging, business and corporate development deals and other matters;
	•	operationalizing sales, operations and planning process integrating demand forecast for omecamtiv mecarbil to ensure alignment with the Company’s supply chain and finance functions;
	•	delivering a “go-to-market” strategy for the commercialization of omecamtiv mecarbil in the United States and evaluating commercialization opportunities for omecamtiv mecarbil, aficamten and reldesemtiv in key international markets;
	•	delivering a business case, strategic plan and pathway to establish a European based business and headquarters;
	•	operationalizing key strategic drivers to support the launch of omecamtiv mecarbil in the United States upon the approval of the Company’s NDA by FDA;
	•	delivering on key Company commercial-stage transformation readiness objectives, including professional recruitment, establishing a corporate office in the Philadelphia area, and implementation of procedures, processes, policies, governance, systems and personnel capable of supporting a drug product commercialization;
	•	endorsing a portfolio prioritization process and evaluating compound development programs and lifecycle plans via the revised process;
	•	various people, management, coaching and development goals; and
	•	professional development and corporate citizenship goals.

Cytokinetics, Inc.	39	2023 Proxy Statement

•	Mr. Jaw’s individual goals for 2022 included:
•	executing financing transactions to meet corporate finance objectives;
•	managing Company’s net cash burn rate within approved budget, improving forecast accuracy and managing 2023 budget process;
•	driving the Company’s strategic planning process;
•	information technology and commercial supply chain operations goals designed to ensure operational readiness for a planned commercial launch;
•	various finance operations goals relating to internal processes and compliance assessments;
•	formulation of a finance and IT organizational development plan; and
•	professional development and corporate citizenship goals.
•	Dr. Malik’s individual goals for 2022 included:
•	meeting research objectives to identify and advance the development of early-stage drug development candidates;
•	supporting regulatory objectives in connection to omecamtiv mecarbil, including, inter alia, engaging FDA and other regulatory authorities to enable marketing approval or submission of regulatory filings seeking marketing approval, reporting topline results for METEORIC-HF supportive of submission of a supplemental new drug application to FDA, and finalization of protocols for additional clinical trials;
•	objectives in the Company’s skeletal sarcomere activator program, including achieving enrollment targets for COURAGE-ALS and conducting a first interim analysis enabling continuation of the trial, initiating a continued access program to make reldesemtiv available to participants in previous clinical trials conducted by the Company of reldesemtiv and tirasemtiv, and completing investigational new drug-enabling studies for another skeletal sarcomere activator compound;
•	objectives in the Company’s cardiac sarcomere inhibitor program, including, inter alia, achieving enrollment targets for SEQUOIA-HCM and Cohort 4 of REDWOOD-HCM; demonstrating durability of pharmacodynamic effect and continued safety of aficamten in the Company’s open label extension of REDWOOD-HCM, randomizing a first patient in a second Phase 3 clinical trial of aficamten in patients with obstructive HCM as a monotherapy;
•	various research and development department management goals and general and administrative objectives; and
•	professional development and corporate citizenship goals.
•	Mr. Wong’s individual goals for 2022 included:
•	ensuring accounting and financial support for various corporate finance objectives;
•	reassessing enterprise risk in light of the Company’s new commercial organization and developing a risk mitigation strategy;
•	supporting the Company’s data privacy compliance assessment;
•	supporting the Company’s business to implement and achieve forecast accuracy metrics for its key functions;
•	supporting the Company’s research and development tax study;
•	implementing roll-out of a new Company credit card program and reassessing time and expense policies to ensure scalability; and
•	professional development and corporate citizenship goals.
Cytokinetics, Inc.	40	2023 Proxy Statement

Target bonus levels for 2022 performance for each of the named executive officers expressed as a percentage of base salary, and the relative weightings of individual goals and corporate goals, were as follows:

Named Executive Officer	Target Bonus % of Salary	Corporate Goal Weighting	Individual Goal Weighting
Robert I. Blum	65%	100%	0%
Andrew M. Callos	45%	75%	25%
David W. Cragg	45%	75%	25%
Ching W. Jaw	45%	75%	25%
Fady I. Malik, M.D., Ph.D.	45%	75%	25%
Mark A. Schlossberg, Esq.	45%	75%	25%
Robert C. Wong	30%	75%	25%

The 2022 target bonus levels were generally positioned at the median level for similar executive positions as compared to data from our Peer Companies for 2022 and were increased from target bonus levels in 2021 from 60% of base salary for Mr. Blum and 40% of base salary for each of Mr. Callos, Mr. Jaw, Dr. Malik, Mr. Cragg and Mr. Schlossberg.

Compensation Decisions for 2022

In February 2022, the Compensation and Talent Committee, after exercising its discretion and based on progress in the advancement of our skeletal and cardiac muscle programs, the achievement of research program milestones, the execution of a new collaboration agreement, achievement of other financing objections and certain research goals, voted to approve salary increases and equity awards for our named executive officers with base salary changes effective March 1, 2022.

Named Executive Officer	2022 Base Salary	Option Grants (# of shares)	RSU Grants (# of Units)	2022 Non-Equity Incentive Plan Compensation Target as % of Salary
Robert I. Blum	$742,410	180,000	85,000	65%
Andrew M. Callos	$494,000	45,000	20,000	45%
David W. Cragg	$431,502	50,000	20,000	45%
Ching W. Jaw	$496,199	50,000	20,000	45%
Fady I. Malik, M.D., Ph.D.	$516,011	70,000	30,000	45%
Mark A. Schlossberg, Esq.	$506,189	45,000	20,000	45%
Robert C. Wong	$361,503	14,000	7,500	30%

In February 2023, the Compensation and Talent Committee, after exercising its discretion and based on progress in the advancement of our skeletal and cardiac muscle programs, the achievement of research program milestones, the achievement of other financing objections and certain research goals, determined that we had an overall corporate achievement level of 82% for 2022. The Compensation and Talent Committee also determined the level of individual achievement for each named executive officer, which includes, but is not limited to, an assessment of the individual’s performance relative to these goals.

Mr. Blum’s incentive amount is based solely on the corporate achievement level of 82%. In February 2023, the Compensation and Talent Committee determined that the other named executive officers had individual achievement levels for 2022 as follows:

Mr. Callos – 95%, Mr. Jaw – 100%, Dr. Malik — 85%, and Mr. Wong – 91%.

Cytokinetics, Inc.	41	2023 Proxy Statement

The Compensation and Talent Committee determined that, based on the criteria achieved above, the NEIP award amounts payable in 2023 to our named executive officers for their 2022 performance would be as follows:

Named Executive Officer	Non-Equity Incentive Plan Compensation for 2022 Performance
Robert I. Blum	$395,705
Andrew M. Callos	$189,511
David W. Cragg	—
Ching W. Jaw	$193,145
Fady I. Malik, M.D., Ph.D.	$207,829
Mark A. Schlossberg, Esq.	—
Robert C. Wong	$91,370

Tax Deductibility of Executive Compensation

Under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), publicly held companies may generally not deduct compensation paid to certain executive officers to the extent such compensation exceeds $1 million per officer in any year. In determining the form and amount of compensation for our named executive officers, the Compensation and Talent Committee may consider all elements of the cost of such compensation, including the potential impact of deduction limitations. While the Compensation and Talent Committee considers the deductibility of awards as one factor in determining executive compensation, the Compensation and Talent Committee also look at other factors in making its decisions and retains the flexibility to award compensation to the Company’s named executive officers that it determines to be consistent with the goals of our executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m).

Accounting Considerations

In determining the size and type of equity awards, the Compensation and Talent Committee considers the potential impact of the accounting guidance for stock-based compensation. We do not set a specific budget for equity compensation based on the accounting cost.

Compensation Recovery Policy

One of the objectives of our compensation program for our named executive officers is to make a substantial portion of compensation dependent on our overall financial performance. In order to ensure that our named executive officers take full account of risks to us and our stockholders in their decision-making, and to reduce such risks wherever practicable, our Board of Directors adopted and delegated to the Compensation and Talent Committee a policy that allows us to seek repayment of cash and equity incentive compensation that was erroneously paid, commonly referred to as a Clawback Policy. This policy provides that if the Board of Directors, or the Compensation and Talent Committee as applicable, determines that there has been a material misstatement of publicly issued financial results from those previously issued to the public due to a knowing violation of SEC rules and regulations or our policies, or the willful commission of an act of fraud, dishonesty, gross recklessness or gross negligence, our Board of Directors or Compensation and Talent Committee will review all incentive compensation made to our named executive officers during the three-year period prior to the restatement on the basis of having met or exceeded specific performance targets. If such payments would have been lower had they been calculated based on such restated results, we will (to the extent permitted by governing law) seek to recoup the payments in excess of the amount that would have been paid based on the restated results.

In addition, if we are required as a result of misconduct to restate our financial results due to the material noncompliance with any financial reporting requirements under federal securities laws, our CEO and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they received.

The Company is reviewing the final clawback rule adopted by the SEC that implements the applicable provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Nasdaq’s related proposed listing standard, in each case relating to recoupment of incentive-based compensation. The Company will update its clawback policy in accordance with the new listing standard when the new listing standard becomes final.

Cytokinetics, Inc.	42	2023 Proxy Statement

Stock Ownership and Retention Guidelines

Our stock ownership guidelines require our executives and directors to hold a meaningful amount of our Common Stock to promote a long-term perspective in managing the Company, further aligning the interests of our executives and stockholders and mitigating potential compensation-related risk. Our guidelines require that our CEO maintain at all times Common Stock and/or RSUs in the amount of 3 times his annual base salary, our other named executive officers maintain at all times Common Stock and/or RSUs in the amount of 1.0-1.5 times their respective annual salaries (depending on seniority), and our non-executive directors maintain at all times Common Stock and/or RSUs in the amount of 3 times their respective annual cash retainer (committee retainers excluded). Our guidelines generally require that each officer or non-executive director who has not met their ownership requirements retain 100% of the shares of our Common Stock acquired through the vesting of RSUs and the exercise of stock options awarded (net of shares retained by us to satisfy tax withholding requirements and exercise price amounts) until such officer has reached his or her required stock ownership level (with exceptions for pre-committed trading instructions under plans adopted in accordance with Rule 10b5-1(c) under the Exchange Act).

Hedging Policy

We have a policy that prohibits our officers, directors and our employees from engaging in short sales, transactions in put or call options (other than stock options granted by the Company pursuant to our equity incentive plans), hedging transactions or other inherently speculative transactions with respect to our Common Stock.

Compensation and Talent Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Our Compensation and Talent Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Talent Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Members of the Compensation and Talent Committee

Santo J. Costa, Chair
Sandford D. Smith
Wendell Wierenga
Nancy J. Wysenski

Compensation Committee Interlocks and Insider Participation

During 2022, our Compensation and Talent Committee consisted of L. Patrick Gage (prior to his resignation from the Board of Directors in April 2022), Mr. Costa, Mr. Smith, Mr. Wierenga and Ms. Wysenski, and no current or former member of the Compensation and Talent Committee or named executive officer served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation and Talent Committee. The current and former members of the Compensation and Talent Committee were not officers or employees of the Company while a member of the Compensation and Talent Committee during 2022.

Risk Analysis of the Compensation Programs

The Compensation and Talent Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. The design of our compensation policies and programs is intended to encourage our employees to remain focused on both our short- and long-term goals. For example, while our cash bonus plans measure corporate and individual performance on an annual basis, the stock options typically vest over a number of years, which the Compensation and Talent Committee believes encourages employees to focus on sustained stock price appreciation, thus limiting the potential value of excessive risk-taking.

Cytokinetics, Inc.	43	2023 Proxy Statement

Executive Summary Compensation Table for 2022

The following table summarizes the total compensation earned by or paid to each named executive officer for the fiscal years ended December 31, 2022, 2021 and 2020:

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Mr. Blum, Principal Executive Officer	2022	$742,410	$3,198,550	$4,210,200	$395,705	$960	$8,547,825
	2021	$709,280	$3,319,700	$1,956,900	$428,314	$805	$6,414,999
	2020	$682,000	$1,728,000	$2,347,200	$370,656	$840	$5,128,696
Mr. Callos, Executive Vice President, Chief Commercial Officer	2022	$494,000	$752,600	$1,052,550	$189,511	$61,887	$2,550,548
	2021	$376,042	$630,750	$2,131,500	$149,340	$35,806	$3,323,438
Mr. Cragg, Senior Vice President, Chief Human Resources and Administration Officer(5)	2022	$222,792	$752,600	$1,169,500	$—	$29,790	$2,174,682
	2021	$412,246	$1,116,250	$533,700	$161,813	$8,700	$2,232,709
	2020	$396,391	$432,000	$586,800	$145,616	$9,314	$1,570,121
Mr. Jaw, Principal Financial Officer	2022	$496,199	$752,600	$1,169,500	$193,145	$9,150	$2,620,594
	2021	$472,613	$1,116,250	$533,700	$188,937	$8,700	$2,320,200
	2020	$447,223	$432,000	$586,800	$164,289	$9,314	$1,639,626
Dr. Malik, Executive Vice President, Research and Development	2022	$558,117	$1,128,900	$1,637,300	$207,829	$11,048	$3,543,194
	2021	$533,211	$1,562,750	$711,600	$209,831	$10,497	$3,027,889
	2020	$512,703	$720,000	$880,200	$189,376	$10,154	$2,312,433
Mr. Schlossberg, Senior Vice President, Legal and General Counsel and Secretary(6)	2022	$186,576	$752,600	$1,052,550	$—	$—	$1,991,726
	2021	$483,600	$1,116,250	$533,700	$184,954	$8,700	$2,327,204
	2020	$465,000	$432,000	$586,800	$170,820	$9,314	$1,663,934
Mr. Wong, Vice President, Chief Accounting Officer	2022	$361,503	$282,225	$327,460	$91,370	$10,874	$1,073,432
1.	Includes amounts earned but deferred pursuant to our 401(k) plan at the election of the named executive officers.
2.	Reflects the grant date fair value of performance stock units (“PSUs”), RSUs and stock options granted, as applicable. Assumptions used for the valuation of these grants are set forth in Note 8 to our audited financial statements for the fiscal year ended December 31, 2022 and included in our Annual Report on Form 10-K for the prior three years. For the PSUs included in this figure, a 100% probability of achievement of the relevant performance conditions was used to calculate the grant date fair value in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures.
3.	Reflects amount earned as non-equity incentive plan compensation for the performance year to which the NEIP awards relate, rather than the year in which the award is paid, which is usually March of the subsequent year. The Non-Equity Incentive Plan Compensation amounts contained in the Executive Summary Compensation Table for 2021 and the Executive Summary Compensation Table for 2020, as contained in our proxy statements respectively for the 2022 annual meeting of stockholders and the 2021 annual meeting of stockholders, incorrectly reflected the amount of award paid rather than the year in which the awards related.
4.	Includes our matching contribution for the named executive officer participation in our 401(k) plan, gym, and technology reimbursement. For Mr. Callos, in connection with joining us in March 2021, includes a sign-on bonus of $50,000 in 2022. For Mr. Cragg, includes $29,790 in consulting fees paid after his retirement from the Company pursuant to a consultancy agreement between Mr. Cragg and the Company.
5.	Mr. Cragg retired in June 2022
6.	Mr. Schlossberg retired in May 2022
Cytokinetics, Inc.	44	2023 Proxy Statement

Grants of Plan-Based Awards in 2022

The following table sets forth information regarding plan-based awards each named executive officer during 2022.

			Estimated Future Payouts Under Non-Equity Incentive Plan(1)			All Other stock: Awards: Number of Shares of stocks or units (#)	All Other Option: Awards: Number of Securities Underlying Options(2) (#)	Exercise or Base Price of Awards ($)	Grant Date Fair Value Of Stock and Option Awards(3) ($)
Named Executive Officer	Compensation and Talent Committee Decision Date	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Robert I. Blum			—	$482,567	$579,080
	2/23/2022	3/2/2022				85,000		$37.63	$3,198,550
	2/23/2022	3/2/2022					180,000	$37.63	$4,210,200
Andrew M. Callos			—	$222,300	$266,760
	2/23/2022	3/2/2022				20,000		$37.63	$752,600
	2/23/2022	3/2/2022					45,000	$37.63	$1,052,550
David W. Cragg			—	$194,176	$233,011
	2/23/2022	3/2/2022				20,000		$37.63	$752,600
	2/23/2022	3/2/2022					50,000	$37.63	$1,169,500
Ching W. Jaw			—	$223,290	$267,947
	2/23/2022	3/2/2022				20,000		$37.63	$752,600
	2/23/2022	3/2/2022					50,000	$37.63	$1,169,500
Fady I. Malik, M.D., Ph.D.			—	$232,205	$278,646
	2/23/2022	3/2/2022				30,000		$37.63	$1,128,900
	2/23/2022	3/2/2022					70,000	$37.63	$1,637,300
Mark A. Schlossberg, Esq.			—	$227,785	$273,342
	2/23/2022	3/2/2022				20,000		$37.63	$752,600
	2/23/2022	3/2/2022					45,000	$37.63	$1,052,550
Robert C. Wong			—	$108,451	$130,141
	2/23/2022	3/2/2022				7,500		$37.63	$282,225
	2/23/2022	3/2/2022					14,000	$37.63	$327,460
1.	Reflects each named executive officer’s participation in our NEIP, calculated based on each officer’s respective base salary and position. Amounts actually earned under this plan are reflected in the Executive Summary Compensation Table. There is no minimum threshold amount.
2.	Options granted under the 2004 EIP that vest over a four-year period beginning on the grant date.
3.	Reflects the grant date fair value of RSUs and stock options granted, as applicable. Assumptions used for the valuation of these grants are set forth in Note 8 to our audited financial statements for the fiscal year ended December 31, 2022 and included in our Annual Report on Form 10-K for the prior three years.
Cytokinetics, Inc.	45	2023 Proxy Statement

Outstanding Equity Awards at December 31, 2022

The following table sets forth information regarding outstanding equity awards held by each named executive officer as of December 31, 2022.

		OPTION AWARDS				STOCK AWARDS
Named Executive Officer	grant date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units That Have Not Vested	Market Value of Shares That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested
Robert I. Blum	2/24/2014(1)	169,208	—	$9.65	2/24/24
	2/26/2015(1)	10,792	—	$7.96	2/26/25
	2/23/2016(1)	275,000	—	$6.67	2/23/26
	2/28/2017(1)	205,000	—	$10.60	2/28/27
	2/27/2018(1)	200,000	—	$7.80	2/27/28
	2/26/2019(2)	230,000	10,000	$7.14	2/26/29
	3/6/2020(3)	164,999	75,001	$14.40	3/6/30
	3/2/2021(4)	72,187	92,813	$19.42	3/2/31
	3/2/2022(5)	33,750	146,250	$37.63	3/2/32
	3/6/2020(8)					24,000	$1,099,680
	3/2/2021(9)					48,000	$2,199,360
	3/2/2022(10)					85,000	$3,894,700
	5/13/2021(11)							8,750	$400,925
Andrew M. Callos	3/31/2021(6)	65,625	84,375	$23.26	3/31/31
	3/2/2022(5)	8,437	36,563	$37.63	3/2/32
	3/2/2022(10)					20,000	$916,400
	5/13/2021(11)							3,125	$143,188
David W. Cragg	2/28/2017(1)	20,000	—	$10.60	2/27/27
	2/27/2018(1)	40,000	—	$7.80	2/27/28
	2/26/2019(2)	47,916	2,084	$7.14	2/26/29
	3/6/2020(3)	41,249	18,751	$14.40	3/6/30
	3/2/2021(4)	19,687	25,313	$19.42	3/2/31
	3/2/2022(5)	9,375	40,625	$37.63	3/2/32
	3/6/2020(8)					6,000	$274,920
	3/2/2021(9)					15,000	$687,300
	3/2/2022(10)					20,000	$916,400
	5/13/2021(11)							3,125	$143,188
Ching W. Jaw	6/30/2017(1)	20,000	—	$12.10	6/30/27
	2/27/2018(1)	17,500	—	$7.80	2/27/28
	2/26/2019(2)	32,916	2,084	$7.14	2/26/29
	3/6/2020(3)	41,249	18,751	$14.40	3/6/30
	3/2/2021(4)	19,687	25,313	$19.42	3/2/31
	3/2/2022(5)	9,375	40,625	$37.63	3/2/32
	3/6/2020(8)					6,000	$274,920
	3/2/2021(9)					15,000	$687,300
	3/2/2022(10)					20,000	$916,400
	5/13/2021(11)							3,125	$143,188

Cytokinetics, Inc.	46	2023 Proxy Statement

		OPTION AWARDS				STOCK AWARDS
Named Executive Officer	grant date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units That Have Not Vested	Market Value of Shares That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested
Fady I. Malik, M.D., Ph.D.	2/26/2015(1)	100,000	—	$7.96	2/26/25
	2/23/2016(1)	100,000	—	$6.67	2/23/26
	2/28/2017(1)	50,000	—	$10.60	2/28/27
	2/27/2018(1)	75,000	—	$7.80	2/27/28
	2/26/2019(2)	76,666	3,334	$7.14	2/26/29
	3/6/2020(3)	61,874	28,126	$14.40	3/6/30
	3/2/2021(4)	26,250	33,750	$19.42	3/2/31
	3/2/2022(5)	13,125	56,875	$37.63	3/2/32
	3/6/2020(8)					10,000	$458,200
	3/2/2021(9)					21,000	$962,220
	3/2/2022(10)					30,000	$1,374,600
	5/13/2021(11)							4,375	$200,463
Mark A. Schlossberg, Esq.		—	—			—	—	—	—
Robert C. Wong	4/30/2019(7)	45,833	4,167	$8.82	4/30/29
	3/6/2020(3)	13,749	6,251	$14.40	3/6/30
	3/2/2021(4)	6,562	8,438	$19.42	3/2/32
	3/2/2022(5)	2,625	11,375	$37.63	3/2/32
	3/6/2020(8)					2,000	$91,640
	3/2/2021(9)					6,000	$274,920
	3/2/2022(10)					7,500	$343,650
	5/13/2021(11)							1,250	$ 57,275
1.	The option is fully vested.
2.	The option vests in equal monthly installments through 2/26/2023.
3.	The option vests in equal monthly installments through 3/6/2024.
4.	The option vests in equal monthly installments through 3/2/2025.
5.	The option vests in equal monthly installments through 3/2/2026.
6.	The option vests in equal monthly installments through 3/31/2025.
7.	The option vests in equal monthly installments through 4/30/2023.
8.	The unvested RSUs vest on 3/6/2023.
9.	The unvested RSUs vest, as follows: 40% of the RSUs on 3/6/2023 and 20% of the RSUs on 3/6/2024.
10.	The unvested RSUs vest, as follows: 40% of the RSUs on 3/2/2023, 40% of the RSUs on 3/2/2024 and 20% of the RSUs on 3/2/2025.
11.	The earned but unvested performance stock units will vest on February 16, 2023, which is the 1-year anniversary of the satisfaction of the performance condition associated therewith.

The market value of the RSUs and PSUs that have not yet vested is based on the closing price of $45.82 per share of our Common Stock on December 31, 2022.

Cytokinetics, Inc.	47	2023 Proxy Statement

Option Exercises and Vesting of Stock in 2022

	OPTION AWARDS		STOCK AWARDS
Named Executive Officer	Number of Shares Acquired by Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting(2) ($)
Robert I. Blum	220,000	7,435,148	112,750	4,140,980
Andrew M. Callos	—	—	3,125	114,750
David W. Cragg	95,000	3,647,907	31,125	1,144,930
Ching W. Jaw	40,000	1,106,000	31,125	1,144,930
Fady I. Malik, M.D., Ph.D.	150,000	5,200,986	48,375	1,777,270
Mark A. Schlossberg, Esq.	88,770	2,298,382	25,125	933,010
Robert C. Wong	—	—	9,250	343,740
1.	The amounts shown in this column represent the number of shares of Common Stock acquired on exercise multiplied by the excess of the closing price of a Cytokinetics share on the date of exercise over the option exercise price.
2.	Equal to the closing trading price of our Common Stock on the day of vesting multiplied by the number of shares released on vesting.

Executive Employment and Other Agreements

We have executive employment agreements with each named executive officer that provide for such officers to remain at-will employees and to receive salary, non-equity incentive plan payments and benefits as determined at the discretion of the Board of Directors for such officers to receive certain benefits if, upon or within the eighteen-month period (twelve-month period for Mr. Wong) following a change of control of the Company, they resign for good reason or are terminated by us or our successor other than for cause and sign a standard release of claims with us. See “Potential Payments Upon Termination or Change of Control” below.

Pension Benefits

We do not provide our employees, including our named executive officers, with a defined benefit pension plan or any supplemental executive retirement plans or retiree health benefits.

Nonqualified Deferred Compensation

We do not have a nonqualified defined contribution plan or other nonqualified deferred compensation plan.

Potential Payments Upon Termination or Change of Control

We have executive employment agreements with each named executive officer that provide for such officers to remain at-will employees and to receive salary, non-equity incentive plan payments and benefits as determined at the discretion of the Board of Directors and provide for such officers to receive certain benefits if, upon or within the eighteen-month period (twelve-month period for Mr. Wong) following a change of control of the Company, they resign for good reason or are terminated by us or our successor other than for cause (a “qualifying resignation or termination”) and such officer signs a standard release of claims with us.

In addition, our executives will receive accelerated vesting of equity awards upon a change of control in which the acquirer does not assume all equity awards and in the case of a qualifying resignation or termination. However, we do not have any other agreements, plans or arrangements that provide for severance or other benefits upon termination for other reasons.

“Good reason” includes a material reduction in salary; a material decrease in duties or responsibilities; a material decrease in the duties or responsibilities of the supervisor to whom the executive officer is required to report; a material decrease in the budget over which the executive officer has authority; relocation of the place of employment to a location more than fifty miles from our location at the time of the change in control; or a material breach of the executive employment agreement by us or our successor.

Cytokinetics, Inc.	48	2023 Proxy Statement

“Cause” includes failure to substantially perform the duties of the job other than due to physical or mental illness; engaging in conduct that is materially injurious to us or constitutes gross misconduct; material breach of the executive employment agreement by the executive officer; material breach of our policies that have been adopted by the Board of Directors; conviction of a felony; or fraud against us.

Under their executive employment agreements, upon a qualifying resignation or termination in connection with a change of control of the Company, Mr. Callos, Mr. Jaw, Dr. Malik and Mr. Wong will become entitled to receive: continuing severance payments at a rate equal to their base salary for a period of eighteen months (except for Mr. Wong, who is entitled to receive such payment for a period of twelve months); a lump sum payment equal to their full target annual bonus; acceleration in full of vesting of equity awards held by them; and continued employee benefits until the earlier of eighteen months following the date of the qualifying termination or resignation or the date they obtain employment with generally similar employee benefits. In the event that such payments constitute “parachute payments” within the meaning of Section 280G of the Code and become subject to the excise tax imposed under Section 4999 of the Code, the executive employment agreements of Mr. Callos, Mr. Jaw, Dr. Malik and Mr. Wong each provide that the benefit amount may be reduced so that no portion of the payment is subject to the excise tax.

Under his executive employment agreement, upon a qualifying resignation or termination in connection with a change of control of the Company, Mr. Blum will become entitled to receive: continuing severance payments at a rate equal to his base salary for a period of twenty-four months; a lump sum payment equal to his full target annual bonus; acceleration in full of vesting of equity awards held by him; and continued employee benefits until the earlier of twenty-four months following the date of the qualifying termination or resignation or the date he obtains employment with generally similar employee benefits. In the event that such payments constitute “parachute payments” within the meaning of Section 280G of the Code and become subject to the excise tax imposed under Section 4999 of the Code, Mr. Blum is eligible to receive a payment from us sufficient to pay the excise tax, and a tax gross-up payment, which is an additional payment sufficient to pay the excise tax and other income taxes resulting from the initial excise tax payment. This excise tax and tax gross-up payment has been in Mr. Blum’s employment agreement since May 2007, was customary at the time, and has been grandfathered for Mr. Blum.

The provisions of each executive employment agreement are intended to comply with the requirements of Section 409A so that none of the severance payments or benefits to be provided under the agreements will be subject to the additional tax imposed under Section 409A. If severance payments to an executive officer at the time of termination would trigger the additional tax imposed under Section 409A, then such payments will instead become payable to the executive officer starting six months and one day after the termination date.

Severance payments and benefits provided to an executive officer under an executive employment agreement following a qualifying resignation or termination are subject to certain conditions including adherence to existing confidentiality, proprietary information and invention assignment agreements, and non-competition clauses.

The following table summarizes the potential benefits the named executive officers would receive upon a qualifying resignation or termination in connection with a change of control of the Company assuming their employment had been terminated on December 31, 2022 (Mr. Cragg and Mr. Schlossberg were no longer executive officers as of the end of December 31, 2022 and, accordingly, were not entitled to any benefits):

Named Executive Officer	Salary	Bonus	Acceleration of Vesting of Equity Grants(1)	Acceleration of Vesting of Options(1)	Continuation of Employee Benefits(2)	Total
Robert I. Blum	$1,484,820	$445,446	$7,594,665	$6,391,382	$81,364	$15,997,677
Andrew M. Callos	$741,000	$197,600	$1,059,588	$2,202,951	$85,809	$4,286,947
David W. Cragg	$—	$—	$—	$—	$—	$—
Ching W. Jaw	$744,299	$198,480	$2,021,808	$1,670,747	$61,023	$4,696,356
Fady I. Malik, M.D., Ph.D.	$837,176	$223,247	$2,799,395	$2,369,484	$85,809	$6,315,110
Mark Schlossberg, Esq.	$—	$—	$—	$—	—	$—
Robert C. Wong	$361,503	$108,451	$767,485	$666,510	$57,206	$1,961,155
Cytokinetics, Inc.	49	2023 Proxy Statement

1.	The value of the acceleration of vesting of the equity grants is calculated using the closing market price of our Common Stock at December 31, 2022 of $45.82 and the value of the acceleration of vesting of options is calculated as the amount by which that closing market price exceeds the exercise price for unvested stock options at December 31, 2022.
2.	Represents the cost of premiums for medical, dental, vision, life and disability insurance coverage under our group employee benefit plans.

Principal Executive Officer Pay Ratio

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related SEC rule (the “Rule”), the following table provides the ratio of the total compensation for 2022 for Mr. Blum, our principal executive officer to the total compensation for 2022 for our median employee follows:

PEO Compensation for 2022	$8,547,825
Median Employee Compensation for 2022	$427,883
Ratio of PEO Compensation to Median Employee Compensation for 2022	20 to 1

The pay ratio above represents the Company’s reasonable estimate calculated in a manner consistent with the Rule and applicable guidance. The Rule and guidance provide significant flexibility in how companies identify the median employee, and each company may use a different methodology and make different assumptions particular to that company. As a result, as the SEC explained when it adopted the Rule, in considering the pay-ratio disclosure, stockholders should keep in mind that the Rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay-ratio disclosures.

In determining the median employee, we prepared a listing of all employees (excluding Mr. Blum) using a measurement date of December 31, 2022, annualized the salaries for those employees that were not employed for all of 2022 and identified the employee at the median of the listing of annualized salaries (the “Median Employee”). We calculated the Median Employee Compensation for 2022 for the Median Employee on the same basis as the total compensation of Mr. Blum in the Executive Summary Compensation Table.

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Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and the Company’s financial performance. As described in “Financial Performance Measures” below, we do not have a Company Selected Financial Measure as described in Item 402(v)(2)(vi) of Regulation S-K to link compensation actually paid (“CAP”) to our performance.

Required Tabular Disclosure of Compensation Actually Paid Versus Performance

The following table discloses information on CAP to our principal executive officer and (on average) to our other named executive officers during the specified years alongside total shareholder return (“TSR”) and net income metrics.

Pay versus Performance Table
					Value Of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for non-PEO NEOs(3)	Average Compensation Actually Paid to non-PEO NEOs(4)	Total Shareholder Return(5)	Peer Group Total Shareholder Return(6)	Net Loss (thousands)	Company Selected Measure(7)
2022	$8,547,825	$8,693,131	$2,325,696	$1,321,707	$432	$111	$388,955	—
2021	$6,414,999	$19,860,765	$2,749,683	$6,474,352	$430	$125	$215,314	—
2020	$5,128,696	$10,988,808	$1,796,529	$3,291,763	$196	$126	$127,290	—
1.	The amounts reported in this column reflect the total compensation reported for Mr. Blum (our PEO) for each corresponding years in the “Total” column of the Executive Summary Compensation Table included in our Proxy Statement for each of 2022, 2021, and 2020, with years 2021 and 2020 adjusted as disclosed in footnote 3 to the Executive Summary Compensation Table included in this Proxy Statement. Mr. Blum was our PEO for the entirety of each of our 2022, 2021, and 2020 fiscal years.
2.	The amounts reported in this column represent the amount of CAP to Mr. Blum, as computed in accordance with Item 402(v)(2)(iii) of Regulation S-K. The amounts do not reflect the actual amount of compensation earned by or paid to Mr. Blum during the applicable year. In accordance with the requirements of Item 402(v)(2)(iii) of Regulation S-K, the following adjustments were made to Mr. Blum’s total compensation for each year to determine the CAP:
Year	Reported Summary Compensation Table Total for PEO	Reported Value of Equity Awards(a)	Aggregate Equity Award Adjustments(b)	Compensation Actually Paid to PEO
2022	$8,547,825	$(7,408,750)	$7,554,056	$8,693,131
2021	$6,414,999	$(5,276,600)	$18,722,367	$19,860,765
2020	$5,128,696	$(4,075,200)	$9,935,312	$10,988,808
a	Represents the reported value of equity awards as reported in the “Stock and Option Awards” column in the Executive Summary Compensation Table for the applicable year.
b	The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant besides the difference in grant price and ending applicable year share price. The amounts deducted or added in calculating the equity award adjustments are as follows:
Cytokinetics, Inc.	51	2023 Proxy Statement

Year	Year End Fair Value of Equity Awards	Year-Over-Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year Over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Aggregate Equity Awards Adjustment
2022	$8,391,888	$98,302	$960,150	$(1,098,634)	$(797,650)	$7,554,056
2021	$9,838,720	$7,245,088	$620,112	$1,018,446	—	$18,722,367
2020	$5,159,264	$2,710,036	$612,092	$1,453,920	—	$9,935,312
3.	The amounts in this column represent the average of the amounts reported for the Company’s named executive officers as a group (excluding the Company’s PEO, Mr. Blum) in the “Total” column of the Executive Summary Compensation Table included in our Proxy Statement for each of our 2022, 2021, and 2020 fiscal years, with years 2021 and 2020 adjusted as disclosed in footnote 3 to the Executive Summary Compensation Table included in this Proxy Statement. For 2022, the Company’s named executive officers whose average compensation amounts are included in this figure are Mr. Jaw, Dr. Malik, Mr. Callos, Mr. Cragg, Mr. Schlossberg and Mr. Wong. For 2021, the Company’s named executive officers whose average compensation amounts are included in this figure are Mr. Jaw, Dr. Malik, Mr. Callos and Mr. Schlossberg. For 2020, the Company’s named executive officers whose average compensation amounts are included in this figure are Mr. Jaw, Dr. Malik, Mr. Cragg and Mr. Schlossberg.
4.	The amounts do not reflect the actual average amount of compensation earned by or paid to the Company’s named executive officers as a group during the applicable year. In accordance with the requirements of Item 402(v)(2)(iii) of Regulation S-K, the following adjustments were made to average total compensation for the Company’s named executive officers as a group (excluding the Company’s PEO, Mr. Blum) for each year to determine the average CAP, using the same methodology described above in footnote 2 above to the Pay versus Performance Table:
YEAR	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Equity Awards(a)	Average Equity Award Adjustments(b)	Average Compensation Actually Paid to Non-PEO NEOs
2022	$2,325,696	$(1,805,064)	$801,075	$1,321,707
2021	$2,749,683	$(2,084,125)	$5,808,795	$6,474,352
2020	$1,796,529	$(1,164,150)	$2,659,385	$3,291,763
a	Represents the reported average value of equity awards as reported in the “Stock and Option Awards” column in the Executive Summary Compensation Table for the applicable year.
b	The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant besides the difference in grant price and ending applicable year share price. The amounts deducted or added in calculating the equity award adjustments are as follows:
Year	Year End Fair Value of Equity Awards	Year-Over-Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year Over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Aggregate Equity Awards Adjustment
2022	$1,698,148	$(451,058)	$211,375	$(182,059)	$(475,330)	$801,075
2021	$3,875,707	$1,580,194	$140,931	$211,963	—	$5,808,795
2020	$1,477,028	$679,612	$172,143	$330,603	—	$2,659,385
5.	Cumulative TSR is calculated by dividing a fixed investment of $100 at the beginning of the measurement period into a number of shares by the value of that investment at the end of the measurement period plus the cumulative amount of dividends for the measurement period, assuming dividend reinvestment. “Measurement period” is defined as: for 2020, the one-year period from market close December 31, 2019 through December 31, 2020; for 2021, the two-year period from market close on December 31, 2019 through December 31, 2021; and for 2022, the three-year period from market close December 31, 2019 through December 31, 2022.
6.	Represents the Nasdaq Biotechnology Index.
7.	We do not have a Company Selected Financial Measure as described in Item 402(v)(2)(vi) of Regulation S-K to link CAP to our performance.
Cytokinetics, Inc.	52	2023 Proxy Statement

Financial Performance Measures

As described in greater detail in the "Compensation Discussion and Analysis" section of this Proxy Statement, the Company’s executive compensation program is based on a pay-for-performance philosophy to support the long-term growth of, and the strategic direction for, the Company. The metrics that the Company uses for both our annual cash incentive under our NEIP and long-term incentive plans are selected based on the objective of creating a strong nexus between executive officer and stockholder financial interests through sustaining positive performance over a multi-year period by way of attainment of our corporate and individual goals. As none of our drug candidates are approved and revenue generating through commercial sales, we do not have a financial performance measure to link CAP to our performance.

Description of the Relationship between Pay and Performance

We are a late stage research and development biotechnology company and have yet to realize any revenues from the commercial sale of our drug candidates. Accordingly, the corporate and individual goals that drive compensation to our named executive officers are non-financial goals such as regulatory milestones, including obtaining regulatory approval for our drug candidates and filing investigational new drug applications, research and development goals such as conducting and completing clinical trials, and designing and implementing our patient-centricity and diversity, equity and inclusion programs.

The Pay versus Performance Table above demonstrates:
•	From 2020 to 2021, CAP to our PEO increased by 81% and average CAP to our other named executive officers (excluding our PEO) similarly increased by 97%. TSR increased from $196 to $430 (119%), and net losses increased by 69%.
•	In 2022, CAP to our PEO was approximately $8.7 million, which represents a 56% decrease as compared to his CAP in 2021. TSR increased from $430 to $432 (<1%) and net losses increased 81%. The average CAP to our other named executive officers (excluding our PEO) similarly decreased from approximately $6.5 million to approximately $1.3 million, reflecting a (80%) decrease.
•	The Company has seen sustained growth in TSR from 2020 through 2022 with a cumulative growth rate of 120%, while the peer group (the Nasdaq Biotechnology Index) experienced a 12% decrease over the 3-year period.

For additional context along with a review of our performance metrics, our process for setting executive compensation, and how our executive compensation design reinforces our compensation philosophy, please see the “Compensation Discussion and Analysis” section of this Proxy Statement.

Cytokinetics, Inc.	53	2023 Proxy Statement

Equity Compensation Plans at December 31, 2022

The following table provides certain information with respect to all our equity compensation plans at December 31, 2022.

	Equity Compensation Plan Information
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders	9,415,670	$19.29(1)	9,274,827(2)
Equity compensation plans not approved by stockholders(3)	2,790,997	$37.05	633,081
	12,206,667	$23.35	9,907,908
1.	All option awards and RSUs are reflected in this column. The weighted-average exercise price reflects all of these awards collectively. Outstanding RSUs have no exercise price. The weighted-average exercise price for the options, which are primarily the equity awards that have an exercise price, is $22.13.
2.	The equity compensation plans approved by stockholders are described in Note 8 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022. Includes 9,668,021 securities available under the 2004 EIP and 239,887 securities available for issuance under the 2015 ESPP as of December 31, 2022.
3.	In May 2020, our Board of Directors approved amendments to the 2004 EIP to permit the granting of up to 750,000 shares of Common Stock as inducement awards to new employees pursuant to Nasdaq Listing Rule 5635(c)(4). This initial pool of shares of Common Stock available for issuance as inducement awards to new employees pursuant to Nasdaq Listing Rule 5635(c)(4) was increased by our Board of Directors in August 2021 by an additional 1,100,000 shares of Common Stock, in May 2022 by an additional 1,600,000 shares of Common Stock and most recently in February 2023 by an additional 1,000,000 shares of Common Stock. The amounts in this line reflects the shares subject to these amendments to the 2004 EIP. The weighted-average exercise price reflects all of the awards outstanding pursuant to this provision of the 2004 EIP collectively. Outstanding RSUs have no exercise price. The weighted-average exercise price for the options granted pursuant to this provision, which are the only equity awards that have an exercise price, is $30.46.

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Director Compensation

Our non-employee director compensation program is designed to enhance our ability to attract and retain highly qualified directors and to align their interests with the long-term interests of our stockholders. The program consists of both a cash component, designed to compensate independent directors for their service on the Board of Directors and its committees, and an equity component, designed to align the interests of independent directors and stockholders in amounts that correlate to their responsibilities and levels of participation, including service on committees. Non-employee directors are also able to elect to receive their annual base retainers in equity, as further described below. We do not compensate members of the Board of Directors or committees on a per-meeting basis.

In 2021, Aon conducted a competitive review of our non-employee director compensation to ensure that our compensation practices and levels are appropriate and competitive. This analysis used the same group of Peer Companies that is used to evaluate executive compensation described above under “Compensation Discussion and Analysis.” Following this process and on the recommendation of Aon, the Compensation and Talent Committee revised the compensation mix and levels to reflect market median levels.

Annual Retainers

Our non-employee directors received annual base retainers in the amounts set forth below.

Base Retainer	Board of Directors Chair	$75,000
	Other directors	$45,000
Committee Chair Retainer	Audit Committee	$20,000
	Compliance Committee	$15,000
	Compensation and Talent Committee	$15,000
	Nominating and Governance Committee	$10,000
	Science and Technology Committee	$25,000
Committee Member Retainer	Audit Committee	$10,000
	Compliance Committee	$7,500
	Compensation and Talent Committee	$7,500
	Nominating and Governance Committee	$5,000
	Science and Technology Committee	$7,500

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We also reimburse our non-employee directors for out-of-pocket expenses incurred in connection with service on our Board of Directors.

Election to Receive Retainers in Cash or Equity

Each non-employee director may make an annual election to receive his or her annual base retainer (but not committee retainers) either wholly in cash or to receive either 50% or 100% of that retainer in fully vested shares of Common Stock under the 2004 EIP of equal value (“Equity in Lieu of Cash Retainer Option”). Non-employee directors electing to receive 50% or 100% of their annual base retainer in fully vested Common Stock will receive such shares on the first business day of each calendar quarter for which the election is in effect.

Initial and Annual Equity Grants to Non-Employee Directors

Non-employee directors receive grants of stock options under the 2004 EIP. Non-employee directors receive an initial option grant of 35,000 shares on joining the Board of Directors. Prior to May 2021, continuing directors received an annual option grant of 20,000 shares, generally at the time of the annual meeting of stockholders. In May 2021, the Compensation and Talent Committee reduced this annual option grant to each continuing director to 10,000 shares and approved a new annual grant to each continuing director of 5,000 RSUs. Generally, an initial option grant to a director vests monthly over three years. The annual option grants to continuing directors vest monthly over one year, and the annual RSU grants to continuing directors are subject to 100% cliff vesting on the one-year anniversary of the RSU grant. Our Board of Directors continues to have discretion to grant options to new and continuing non-employee directors. A non-employee director that resigns from the Board of Directors has one year following resignation to exercise vested options, but such one year period may be extended at the discretion of the Compensation and Talent Committee.

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Director Compensation Table for 2022

Employee directors receive no separate compensation for service as a member of the Board of Directors. The following table summarizes the total compensation for 2022 earned by our non-employee Directors.

NAMED	FEES EARNED OR PAID IN CASH(1)	OPTION GRANTS(2)	RSU GRANTS(3)	TOTAL
Ms. Bhanji	$56,250	$238,800	$189,450	$484,500
Dr. Califf (4)	$13,125	$—	$—	$13,125
Mr. Costa	$72,500	$238,800	$189,450	$500,750
Dr. Gage (5)	$25,000	$—	$—	$25,000
Dr. Harrington	$39,375	$1,158,600	$189,450	$1,387,425
Dr. Henderson	$96,250	$238,800	$189,450	$524,500
Dr. Kaye	$62,500	$238,800	$189,450	$490,750
Ms. Parshall	$77,500	$238,800	$189,450	$505,750
Mr. Smith	$70,000	$238,800	$189,450	$498,250
Dr. Wierenga	$77,500	$238,800	$189,450	$505,750
Ms. Wysenski	$67,500	$238,800	$189,450	$495,750
1.	Pursuant to the Equity in Lieu of Cash Retainer Option, the following non-employee directors received shares of our Common Stock in lieu of some or all their retainers pursuant to our Equity In Lieu of Cash Retainer Option program, as follows: Ms. Bhanji – 1,031; Dr. Henderson – 1,610; Dr. Kaye – 1,031; Mr. Smith – 515; Dr. Wierenga – 515; and Ms. Wysenski – 515.
2.	Automatic grants of stock options to non-employee directors were granted at the time of the 2022 annual meeting of stockholders at an exercise price of $37.89 per share, which represents the fair market value of our Common Stock on the date of the grant. Option awards reflect the grant-date fair value of stock option grants in accordance with FASB ASC 718, which represents the fair market value of our Common Stock on the date of the grant. Assumptions used for the valuation of these grants are set forth in Note 8 of our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and included in our Annual Report on Form 10-K for the prior three years. In addition to his automatic grant of stock options as described in footnote 1 above, Dr. Harrington's option grants for 2022 include his initial option grant of 35,000 shares at an exercise price of $41.69. All of Dr. Harrington's option awards reflect the grant-date fair value of stock option grants in accordance with FASB ASC 718, which represents the fair market values of our Common Stock on the date of the grants. As of December 31, 2022, the aggregate number of stock options held by our non-employee directors at such time were as follows: Ms. Bhanji – 50,000; Mr. Costa – 60,000; Dr. Harrington – 45,000; Dr. Henderson – 226,441; Dr. Kaye – 137,380; Ms. Parshall – 62,749; Mr. Smith – 7,500; Dr. Wierenga – 183,077; and Ms. Wysenski – 55,000. As of December 31, 2022, the aggregate number of unvested RSUs and shares of Common Stock held by our non-employee directors at such time was as follows: Ms. Bhanji – 16,251; Mr. Costa – 15,000; Dr. Harrington – 10,000; Dr. Henderson – 29,831 (Dr. Henderson's spouse owned 83 additional shares of Common Stock); Dr. Kaye – 18,016; Ms. Parshall – 15,000; Mr. Smith – 17,390; Dr. Wierenga – 17,390; and Ms. Wysenski – 16,506.
3.	Assumptions used for the valuation of these grants are set forth in Note 8 of our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and included in our Annual Report on Form 10-K for the prior three years. As of December 31, 2022, the aggregate number of shares of Common Stock and RSUs held by our non-employee directors at such time were as follows: Ms. Bhanji – 11,031; Mr. Costa – 10,000; Dr. Harrington – 5,000; Dr. Henderson – 30,440; Dr. Kaye – 12,796; Ms. Parshall – 10,000; Mr. Smith – 12,280; Dr. Wierenga – 12,280 and Ms. Wysenski – 11,396.
4.	Robert M. Califf, M.D. resigned as a member of our Board of Directors in February 2022.
5.	L. Patrick Gage, Ph.D. resigned as a member of our Board of Directors in April 2022.

We reimburse our non-employee directors for out-of-pocket expenses incurred in connection with service on our Board of Directors.

We maintain director and officer indemnification insurance policies that covers the Company as well as directors and officers individually. The policies currently run from June 1, 2022 through June 1, 2023 at a total annual cost of $1,288,000. The primary carrier is Old Republic Insurance Company.

Cytokinetics, Inc.	57	2023 Proxy Statement

Delinquent Section 16(A) Reports

On July 1, 2022, six of our directors, Dr. Henderson, Dr. Kaye, Ms. Bhanji, Ms. Wysenski, Dr. Wierenga and Mr. Smith received an award of Common Stock pursuant to our Equity in Lieu of Cash Retainer Option program, which is available only to our directors. Form 4s were filed late for these awards on July 12, 2022 due to an administrative error. In addition, Dr. Harrington's Form 4 in relation to his initial grant of stock options upon being appointed to the Board of Directors on April 8, 2022 was filed late on April 18, 2022 due to a delay in obtaining Edgar codes from the SEC. Other than these late filings, to the Company’s knowledge, based solely on our review of the copies of such forms furnished to us and written representations from these officers and directors, we believe that all Section 16(a) filing requirements were met during the year ended December 31, 2022.

Certain Business Relationships and Related Party Transactions

Review, Approval or Ratification of Transactions with Related Parties

Our policy is that any transaction with a related party that is required to be reported under applicable SEC rules, other than compensation-related matters and waivers of our Code of Ethics, must be reviewed and approved according to an established procedure. Such a transaction is reviewed and, if appropriate, approved or declined by the Audit Committee as required by the Audit Committee’s charter. We have not adopted specific standards for approval of these transactions, but instead review each such transaction on a case-by-case basis. Our policy is to require that all such compensation-related matters be reviewed by the Compensation and Talent Committee and, if approved, submitted to the Board of Directors for review and approval. Any waiver of our Code of Ethics must be reviewed by the Nominating and Governance Committee and, if approved, must be reported as required under applicable SEC rules.

Indemnification of Directors and Officers

We provide indemnification for our directors and officers so that they will be free from undue concern about personal liability in connection with their service to us. Under our bylaws, we are required to indemnify our directors and officers to the extent not prohibited under Delaware or other applicable law. We have also entered into indemnification agreements with each of our directors and officers, which require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Cytokinetics, Inc.	58	2023 Proxy Statement

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice, please notify us or your broker. Direct your written request to Investor Relations, Cytokinetics, Incorporated, 350 Oyster Point Boulevard, South San Francisco, California 94080 or contact Investor Relations at 650-624-3060. Stockholders who currently receive multiple copies of the Notice at their addresses and would like to request “householding” of their communications should contact their brokers.

Other Matters

We know of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the Proxy to vote the shares they represent as the Board of Directors may recommend.

Dated: April 7, 2023	By Order of the Board of Directors /s/ John O. Faurescu John O. Faurescu, Esq. Associate General Counsel & Corporate Secretary

Cytokinetics, Inc.	59	2023 Proxy Statement

CYTOKINETICS, INCORPORATED
350 OYSTER POINT BLVD.
SOUTH SAN FRANCISCO, CA 94080
ATTN: JOHN O. FAURESCU, CORP. SEC.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V05753-P83812

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CYTOKINETICS, INCORPORATED

The Board of Directors recommends you vote "For" Proposals 1, 2, 3, 4 and 5.

1. To elect three Class I Directors

Nominees:	For	Withhold
1a. Edward M. Kaye, M.D.	☐	☐
1b. Wendell Wierenga, Ph.D.	☐	☐
1c. Nancy J. Wysenski	☐	☐

The Board of Directors recommends you vote for 1 year.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report (10-K Wrap) are available at www.proxyvote.com.

V05754-P83812

CYTOKINETICS, INCORPORATED
Annual Meeting of Shareholders
May 10, 2023 10:00 AM PT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints each of Robert I. Blum and John O. Faurescu, Esq. as the true and lawful attorneys of the undersigned, each with full power of substitution and revocation, and authorizes each of them, acting individually and not jointly, to vote all of the shares of capital stock of Cytokinetics, Incorporated that the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side